As filed with the Securities and Exchange Commission on May 4, 2006

                                                        Registration No. 333-XXX

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          GENERAL STEEL HOLDINGS, INC.

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             (Exact name of registrant as specified in its charter)

           NEVADA                          3310                   412079252
(State or other jurisdiction        Primary Standard          (I.R.S. Employer
      of incorporation          Industrial Classification    Identification No.)
      or organization)                 Code Number)

            10th Floor, Building A, Haitong Plaza No. 3 Nanlishi Ave.
                     Xicheng District Beijing, China, 100037
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                              TEL. +86(10) 68000346

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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                               Agent for Service:
                              Incorp Services Inc.,
                        6075 S. Eastern Avenue, Suite 1,
                         Las Vegas, Nevada, 89119-3146,
                               Tel: (702) 866-2500

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            (Name, Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              Howard H. Jiang, Esq.
                              Baker & McKenzie LLP
                                805 Third Avenue
                            New York, New York 10022
                               Tel. (212) 751-5700

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

     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS       AMOUNT TO     PROPOSED     PROPOSED       AMOUNT OF
 0F SECURITIES TO BE           BE        MAXIMUM      MAXIMUM      REGISTRATION
     REGISTERED            REGISTERED    OFFERING    AGGREGATE        FEE (4)
                                        PRICE PER     OFFERING
                                         SECURITY    PRICE (1)
                                           (1)

Shares of common stock      1,176,665       $1.80    $2,117,997         $249.29
Shares of common stock      1,176,665       $1.80    $2,117,997         $249.29
underlying the Class A
warrants(2)
Shares of common stock      1,176,665       $1.80    $2,117,997         $249.29
underlying the Class B
Warrants(3)
Total                       3,529,995       $1.80    $6,353,991         $747.87

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked prices of the Common Stock of General Steel Holdings, Inc. on the OTC Bulletin Board on April 24, 2006, that is, $1.80.

     (2) Represents 1,176,665 shares issuable upon the exercise of Class A Warrants (as defined below) issued in the private placement of September 2005.

     (3) Represents 1,176,665 shares issuable upon the exercise of Class B Warrants (as defined below) issued in the private placement of September 2005

     (4) Calculated using $117.70 per million dollars.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 4, 2006

                             PRELIMINARY PROSPECTUS

                          GENERAL STEEL HOLDINGS, INC.

                 The Resale of 3,529,995 Shares of Common Stock

We are registering 3,529,995 shares of our common stock, on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus. The selling shareholders may sell the stock from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions. Our shares are currently listed on the over-the-counter bulletin board ("OTC BB") under the symbol "GSHO.OB". The Company is seeking the listing of the shares of its common stock on the American Stock Exchange (the "AMEX"). The listing application has been filed with AMEX.

     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the sale of our common stock under the private placements on September 18, 2005 as described in this prospectus.

     We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

     INVESTING  IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD
INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   THE DATE OF THIS PROSPECTUS IS MAY 4, 2006

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

     The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1

     Our Company...............................................................1

     About Our Products........................................................4

     Our Recent Strategic Alliance.............................................4

     About Our Recent Private Placement........................................5

     This offering.............................................................5

Risk Factors...................................................................8

THIS OFFERING.................................................................14

Use of proceeds...............................................................14

Selling Shareholders..........................................................15

     OUR RECENT PRIVATE PLACEMENTS............................................16

PLAN OF DISTRIBUTION..........................................................17

Dividend Policy...............................................................18

MANAGEMENT....................................................................19

     Indemnification..........................................................22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS...........................................................24

DESCRIPTION OF SHARE CAPITAL..................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS.................................................................35

LEGAL MATTERS.................................................................42

EXPERTS.......................................................................42

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK....................42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE..........................................................42

TRANSFER AGENT................................................................42

ADDITIONAL INFORMATION........................................................43

FINANCIAL STATEMENTS..........................................................44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.......................44

     Consolidated Balance Sheets as of December 31, 2005 and 2004  Assets.....45

     Liabilities And Shareholders' Equity.....................................46

     Consolidated Statements of Income and Other Comprehensive Income for
     The Years Ended December 31, 2005, 2004 And 2003.........................47

     Consolidated Statements of Shareholders' Equity for the Years Ended
     December 31, 2005, 2004 and 2003.........................................48

     Consolidated Statements of Cash Flows for the Years Ended December 31,
     2005, 2004 and 2003......................................................49


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS....................................51

PART II.......................................................................71

EXHIBIT INDEX.................................................................75

You may only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common shares offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has not been a change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This prospectus summary contains information about our company, our finances, our products and our recent private placements that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading "Risk Factors" and the information contained in the Financial Statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     Unless otherwise indicated, all share and per share data in this prospectus do not give effect to shares issuable upon exercise of outstanding options and warrants. Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People's Republic of China. For purposes of this prospectus, a conversion rate of US$1.00 to RMB$8.06 was utilized until June 30, 2005. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.

     As used in this prospectus, "we", "us", "our", "GSHO", "our company", refers to General Steel Holdings, Inc. and all of its subsidiaries and affiliated companies.

                                   Our Company

Overview

     Our Company was initially incorporated as "American Construction Company", on August 5, 2002 in the State of Nevada for the purpose of commencing a business of general construction contracting.

     It was the Company's objective to provide to its customers timely and durable construction of their residential and commercial needs. To accomplish the above objective, the now retired founder of our company, Jeff Mabry established American Construction Company. American Construction Company then established its subsidiary, West Dee Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada, that is, to enter the residential and commercial construction industry.

     On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd. ("General Steel Investment") and Northwest Steel Company, a Nevada corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel Investment, and its 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd. ("Daqiuzhuang Metal") in exchange for shares of the Company's common stock, of which 22,040,000 shares are a new issuance by the Company. Under the terms of the Agreement, General Steel Investment remained a wholly-owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, after completion of the Merger, now own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares issuable upon outstanding options, warrants and other securities convertible into common stock).

     Daqiuzhuang Metal was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People's Republic of China (PRC). The Articles of Incorporation of Daqiuzhuang Metal provide for a 10-year operating term beginning on August 18, 2000 with a registered share capital of $9,583,200. Daqiuzhuang Metal is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America. Tianjin Long Yu Trading Material Co., Ltd, a Chinese limited liability company, was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang county; People's Republic of China. Mr. Yu, Zuo Sheng has a 90% ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

     During January 2004, upon the Company's Board of Directors' approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their ownership interests in Daqiuzhuang Metal amounting to 70% of the share capital of Yang Pu Capital Automotive Investment Limited ("Yang Pu"). Yang Pu is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu, Zuo Sheng.

     On May 16, 2004, the Company agreed to purchase Yang Pu's 70% equity interest in Daqiuzhuang Metal for the amount of 55.45 million RMB or approximately $6,709,450. Daqiuzhuang Metal received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004.

     The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets that are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

         On October 14, 2004, based on the Company's Plan of Merger with General Steel, the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

     Effective March 7, 2005, American Construction Company amended its Articles of Incorporation to change its name to "General Steel Holdings, Inc." The name change to General Steel Holdings, Inc. was an important milestone as it helped our current and future investors more readily understand our core business in China.

     Since 1998, DQ has expanded its operations to six production lines processing 250,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining a 40% market share of all steel sheets used in the production of agricultural vehicles in China. The Company is building a new plant next to the existing facility with four new production lines to increase its hot-rolled steel sheet production capacity by 150,000 tons. The new plant has already started full operation since the middle of March 2006.

     Having negotiated with Baotou Iron and Steel (Group) Co., Ltd. ("Baotou") for nearly a year, we finally announced on September 28, 2005 the firm agreement with Baotou to set up the Baotou Steel-General Steel Special Steel Joint Venture Company Limited (the "Joint Venture Company"), which will be incorporated in Baotou City, Inner Mongolia Autonomous Region.

     The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 tons of specialty steel products a year.

     The  registered   capital  of  the  joint  venture  will  be  approximately
$24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership structure will be as follows:

                                                                     % Ownership
                                                                     -----------
Baotou Iron and Steel (Group) Co., Ltd.                                  49%
General Steel Investment Co., Ltd.                                       31%
Da Qiu Zhuang Metal Sheet Co., Ltd.                                      20%


     Baotou Iron and Steel (Group) Co., Ltd. shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 in cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.


     The Company also completed a private placement in 2005 and sold a total of 1,176,665 shares of common stock at $1.50 per unit. Each unit comprises one share of common stock of the Company and two warrants. The warrants can be exercised on the first anniversary date of their issuance at a price of $2.50 per share and on the second anniversary date of their issuance at a price of $5.00 per share. At the option of the investors, the Company may be required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

     Under this private offering, the Company raised a total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150, which will be used to pay for the above mentioned joint venture.

Marketing and Customers

     Hot rolled carbon and silicon steel sheets are semi-finished  products. The
Company sells its products primarily to distributors, service centers, or manufacturers who may further process these products or resell them without further processing.

     The Company's products are primarily used by domestic manufacturers of economy agricultural vehicles: small, motorized, 3-wheel vehicles with a payload from 1,650 to 4,400 lbs. (750 to 2,000 kgs), retailing between 1,200 and 1,800
USD (10,000 - 15,000 RMB).

     The production of inexpensive agriculture vehicles targets the needs of low
income  farming   populations  in  the  rural  areas  of  China.   International
non-government  organizations  estimate  that 80% of China's  population  of 1.3 billion is comprised of low-income rural farmers.

     From production and sales figures supplied by its customers producing economy agricultural vehicles, the Company estimates it supplies 40% of this industry's nationwide demand for hot rolled steel products.

     The Company's marketing efforts are mainly directed toward those customers who have exacting requirements for on-time delivery, customer support and product quality. The Company believes that its enhanced product quality and delivery capabilities, and its emphasis on customer support and product planning, are critical factors in its ability to serve this segment of the market.

     The Company currently sells its products through the following nineteen distributors:

Shandong Liaocheng Xinda Steel Products Co.,         Henan Yuanyang Jinxin Metal Sheet Co., Ltd.
Ltd.

Jiangsu Xuzhou Hengye Metal Sheet Co., Ltd.          Zhejiang Wenzhou Jianlong Steel Co., Ltd.

Shandong Zibo Zhoucun Jinzhou Supply Materials       Jiangsu Wuxi Dazhuang Supply Materials Co.,
Co., Ltd.                                            Ltd.

Qinghai Xining Zhenning Supply Materials Co.,        Shandong Jining Tonghui Commercial Trading
Ltd.                                                 Co., Ltd.

Shandong GaomiXinfeng Supply Materials Co.,          Jiangsu Nantong Zhongtie Economic Trading and
Ltd.                                                 Development Co., Ltd.

Jiangsu Zongshen Motorcycle Manufacturing Co.,       Tianjin Beihua Industrial Trading Co., Ltd.
Ltd.

Shandong Boxing County Boyuan Supply                 Jiangsu Yancheng Dinghua Supply Materials Co.,
Materials Co., Ltd.                                  Ltd.


                                       3

Shandong Qufu Erqing Industrial Supply and Sales     Henan Changge Stone Supply Materials Co., Ltd.
Co., Ltd.

Tianjin Yufeng Supply Materials Co., Ltd             LiFengJiang

Tianjin Beichen District Zhiyuan Metal Materials
Co., Ltd.

     Upon inception of business, each distributor pays 500,000 RMB, that is, approximately $60,500 deposit to the Company. Distributors must submit a monthly sales plan for each calendar year. Distributors are required to have a minimum annual order requirement of 5,000 tons. Distributors who do not meet this quota are penalized based on a certain percentage of the difference between the minimum requirement and their actual sales. Thus far, the Company has not experienced such a problem with any of its distributors and hence has not had to enforce any penalty. All of the orders by the distributors are paid in full by cash payment. Distributors place orders thirty days prior to delivery and pay in full upon or before delivery.

     Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2005 approximately 37% of sales were to five customers and approximately 9% of sales were to one customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue.

ABOUT OUR PRODUCTS

Principal Products

     The Company produces hot rolled carbon and silicon steel sheets. The sizes of sheets are roughly 2,000 mm (width) x 1,000 mm (length) x 0.75 to 2.0 mm (thickness). Limited size adjustments are possible to meet specific order requirements.

     "Qiu Steel" is the registered trademark under which our Company sells its products. The Company's logo has been registered with the China National Trademark Bureau under No. 586433. "Qiu Steel" is registered under the GB 912-89 national quality standard, and certified under the National Quality Assurance program.

     The Company was awarded the "Excellent Quality Product" award by the Tianjin Products Technical Quality Assurance Bureau in 2001, and the "Famous Trade Mark Award" by the Tianjin Commerce Bureau in 2002.

     From 2004 to 2005, overall Company's sales volume increased by 7% from 190,936 tons in 2004 to 203,422 tons in 2004.

OUR RECENT STRATEGIC ALLIANCE

     The Company has recently signed an agreement with Baotou Iron and Steel Group. The purpose of the Agreement was to form a new joint venture company, Baotou Steel - General Steel Special Steel Joint Venture Company Limited, a limited liability company formed under the laws of the People's Republic of China (the "Joint Venture Company"). The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 tons of specialty steel products a year.

Capital Contributions

     The Agreement states that the investment capital of the Joint Venture Company will be US$30,000,000, and the registered capital will be approximately US$24,000,000.

     The Agreement sets forth the initial contributions of each party to the Joint Venture Company. Baotou Steel will contribute land, existing equipment and materials. General Steel and DQ will each contribute cash.

Ownership

     The Article of Incorporation states that Baotou Steel will have a 49% ownership interest, General Steel will have a 31% ownership interest and General Steel's subsidiary, DQ Metal will have a 20% ownership interest, respectively, in the Joint Venture Company.

Directors and Management

     The Articles of Incorporation states that there will be seven (7) directors of which three (3) will be appointed by Baotou Steel, two (2) will be appointed by General Steel and two (2) will be appointed by DQ. The chairman and the vice chairman will be elected by the board of directors. The Article of Incorporation states that certain major issues will require the unanimous approval of the all directors and all other issues will be discussed and approved by a majority of all the board members.

     The Joint Venture Company will have a management office consisting of one general manager, five vice general managers and one chief financial officer.
Baotou Steel will recommend the general manager and one vice general manager, General Steel will recommend one vice general manager and DQ will recommend one vice general manager and the chief financial officer. Two additional vice general managers will be hired by recommendation of Baotou Steel. All the managers position have to be approved by majority of all directors.

Duration of the Joint Venture Company

     The duration of the Joint Venture Company will be 30 years and can be extended upon suggestion of one party to the Agreement six months before the expiration date of the Agreement and upon the approval by the Board of Directors.

Miscellaneous Provisions

     In addition, the Agreement sets out various administrative provisions relating to the Agreement, including, but not limited to, labor management, taxes, foreign exchange control, disposal of assets upon liquidation, insurance, force majeure and amendment and termination of the Agreement.

ABOUT OUR RECENT PRIVATE PLACEMENT

     The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, 2005 the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition, each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date, that is, September 18, 2006 at a price of $2.50 per share and on the second anniversary date, that is, September 18, 2007, at a price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure of the Company.

     At the option of the investors the Company may be required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

     Under this private placement, the Company raised $1,765,000 in the aggregate, net of $158,850 paid for commissions for net proceeds of $1,606,150.

                                  This offering

Common stock outstanding prior to this offering                       31,250,000


(at June 30, 2005)
Common stock being offered for resale to the public                (1) 3,529,995
Common stock outstanding after this offering                          34,779,995
Percentage of common stock outstanding following this offering            11.29%
that shares being offered for resale represent

(1) Assumes that all of the shares issued or to be issued pursuant to the subscription agreement will be registered.


Total proceeds raised in the offering:

We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $1,765,000 in gross proceeds from the investors under the Subscription Agreement. We may also receive some proceeds if any of the selling shareholders exercise their warrants through cash exercise.

Use of proceeds: Any proceeds we may receive will be used for acquisition of businesses, general corporate purposes and to finance the recent joint venture with Baotou Steel described above.

                         Summary Financial information

     The following table sets forth our summary combined financial information for the periods ended as of the dates indicated. The historical results are not necessarily indicative of results to be expected in any future period.

     You should read the following summary combined financial information in conjunction with the information contained in this prospectus, including
"Management's  Discussion  and  Analysis of Financial  Condition  and Results of
Operations," and the combined financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below.

Selected Financial Data

(USD in thousands)

----------------------------------------------- --------- --------- --------- --------- ----------
SUMMARY OF OPERATIONS                           2005      2004      2003      2002      2001
                                                                                        (unaudited)
----------------------------------------------- --------- --------- --------- --------- ----------
Total sales                                     89,740    87,832    57,306    44,468    38,191
----------------------------------------------- --------- --------- --------- --------- ----------
Sales Growth %                                  2.2%      53.3%     28.9%     16.4%     11.5%
----------------------------------------------- --------- --------- --------- --------- ----------
Cost of sales                                   81,166    81,613    52,804    41,328    36,012
----------------------------------------------- --------- --------- --------- --------- ----------
Selling, general, and administrative expenses   2,781     2,317     1,532     1,539     2,468
----------------------------------------------- --------- --------- --------- --------- ----------
Interest expense                                1,824     1,572     638       788       770
----------------------------------------------- --------- --------- --------- --------- ----------
Net income                                      3,220     915       1,091     457       294
----------------------------------------------- --------- --------- --------- --------- ----------
Net income per common share                     0.09      0.07      0.12      0.05      0.03
----------------------------------------------- --------- --------- --------- --------- ----------



                                       6

--------------------------------------------------------------------------------------- ----------
FINANCIAL DATA
--------------------------------------------------------------------------------------- ----------
Total assets                                    58,993    52,969    37,432    33,357    41,091
----------------------------------------------- --------- --------- --------- --------- ----------
Depreciation and amortization                   1,344     1,255     1,013     959       1,560
----------------------------------------------- --------- --------- --------- --------- ----------
Current Ratio                                   0.96      0.92      0.77      0.84      0.88
----------------------------------------------- --------- --------- --------- --------- ----------
Basic weighted average shares outstanding       31,250    13,595    9,175     9,175     9,175
(in thousands)
----------------------------------------------- --------- --------- --------- --------- ----------

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward looking statements. These forward looking statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements are based on our current expectations and projections about future events and are identified by terminology such as "may," "will," "should," "expect," "scheduled," "plan," "seek," "intend," "anticipate," "believe," "estimate," "aim," "potential," or "continue" or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

     These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth in "Risk Factors." We undertake no obligation to update any of the forward looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

     You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward looking statements by these cautionary statements. The forward looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.


                                  RISK FACTORS

     An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     Risks related to our business

     Competition within the steel industry is intense.

     In the sale of flat rolled carbon steel and silicon steel, the Company competes with competitors on the basis of product quality, responsiveness to customer needs and price. There are two types of steel and iron companies in
China: State Owned Enterprises (SOEs) and privately owned companies.

     The Company competes with both state owned and privately owned steel manufacturers. While we believe that our price and quality are superior to other manufacturers, many of our competitors are better capitalized, more experienced, and have deeper ties in the Chinese marketplace. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition. The Company considers there to be three major competitors of similar size, production capability and product line in the market place: Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant. With the PRC's entry into the World Trade Organization and the PRC's agreements to lift many of the barriers to foreign competition, the Company believes that competition will increase in the PRC agricultural equipment market as a whole with the entry of foreign companies to the market.

     Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

     We began our operations in 2000. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

     o Implement our business model and strategy and adapt and modify them as needed;

     o Increase awareness of our brands, protect our reputation and develop customer loyalty;

     o Manage our expanding operations and service offerings, including the integration of any future acquisitions;

     o    Maintain adequate control of our expenses;

     o Anticipate and adapt to changing conditions in the auto parts markets in which we operate as well as the impact of any changes in government regulation;

     o Mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

     If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

     Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

     Our continued growth is dependent upon our ability to raise capital from outside sources. We believe that in order to grow our company further, we will seize the opportunity in Chinese state owned enterprise's privatization and set up strategic joint ventures with these SOE companies. That will require us to finance through the capital market. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

     o    Our financial condition and results of operations,

     o The condition of the PRC economy and the agricultural equipment industry in the PRC, and

     o Conditions in relevant financial markets in the U.S., the PRC and elsewhere in the world.

     We may not be able to effectively control and manage our growth.

     If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. There can be no assurance that we will be able to raise the required financing or control and manage this future growth.

     We depend on large contracts and a concentration of customers.

     Our revenue is dependent, in large part, on significant contracts from a limited number of customers. For the year ended December 31, 2005 approximately 37% of sales were to five customers. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on our business, operating results and financial condition.

     Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

     We may not be able to pass on to customers increases in the costs of our raw materials, particularly iron and steel.

     The major raw materials that we purchase for production are steel slabs and strip steel. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be impaired by further increases in raw material costs to the extent we are unable to pass those higher costs to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

Risks Related to Operating Our Business in China

     We face the risk that changes in the policies of the Chinese government could have significant impact upon the business we may be able to conduct in China and the profitability of such business.

     The economy of China is at a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests in by, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China's political, economic and social life.

     The PRC laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation, we could be subject to sanctions. In addition, any changes in such PRC laws and regulations may have a material and adverse effect on our business.

     There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Our subsidiaries and we are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. We cannot assure you that any such restructuring would be effective or would not result in similar or other difficulties. We may be subject to sanctions, including fines, and could be required to restructure our operations. As a result of these substantial uncertainties, we cannot assure you that we will not be found in violation of any current or future PRC laws or regulations.

     A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

     All of our operations are conducted in the PRC and all of our revenues are generated from sales to businesses operating in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The automotive industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for cars and trucks, and therefore, auto parts. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

     Inflation in China could negatively affect our profitability and growth.

     While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, China's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated increases in interest rates by the central bank will likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

     Governmental control of currency conversion may affect the value of your investment.

     The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

     The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

     The fluctuation of the Renminbi may materially and adversely affect your investment.

     The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

     Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

     Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. However, there have been indications that the PRC government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. In July 2005, the PRC government revalued the Renminbi by 2.1% against the U.S. dollar, moving from Renminbi 8.28 to Renminbi 8.11 per dollar. Because of the pegging of the Renminbi to the U.S. dollar is loosened, we anticipate that the value of the Renminbi appreciate against the dollar with the consequences discussed above.

     The PRC legal system has inherent uncertainties that could materially and adversely affect us.

     The PRC legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, the PRC has not developed a fully integrated legal system and the array of new laws and regulations may not be sufficient to cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, published government policies and internal rules may have retroactive effects and, in some cases, the policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later. The laws of the PRC govern our contractual arrangements with our affiliated entities. The enforcement of these contracts and the interpretation of the laws governing these relationships are subject to uncertainty.

Risks Related to Our Common Stock

     Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

     Our officers, directors and affiliates beneficially own approximately 96% of our common stock. Mr. Yu, Zuo Sheng our major shareholder, beneficially owns approximately 76.5% of our common stock and is the selling stockholder herein. Mr. Yu can effectively control us and his interests may differ from other stockholders

     Because our principal assets are located outside of the United States and most of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or enforce U.S. court judgments against us or them in the PRC.

     Among all of our directors only one director resides in the United States. In addition, Daqiuzhuang, our operating subsidiary, is located in China substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. and the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

     We have never paid cash dividends and are not likely to do so in the foreseeable future.

     We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

     There is only a limited trading market for our common stock.

     Our common stock is now listed on the over-the-counter Bulletin Board. There is currently limited trading market for our common stock and we do not know if any trading market will ever develop. You may be unable to sell your shares due to the absence of a trading market.

     In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

     Our  common  stock  is  subject  to  price  volatility   unrelated  to  our
operations.

     The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other auto parts makers, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.

     In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

                                  THIS OFFERING

Common stock outstanding prior to this offering                       31,250,000
(at June 30, 2005)
Common stock being offered for resale to the public                (1) 3,529,995
Common stock outstanding after this offering                          34,779,995
Percentage of common stock outstanding following this offering            11.29%
that shares being offered for resale represent

Total proceeds raised in the offering:

We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $1,765,000 in gross proceeds from the investors under the Subscription Agreement. We may also receive some proceeds if any of the selling shareholders exercise their warrants through cash exercise.

     Use of proceeds: Any proceeds we may receive will be used for acquisition of businesses, general corporate purposes and to finance the recent joint venture with Baotou Steel described above.

     Use of proceeds.

     We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placements. We will not receive any proceeds from the resale of our common stock under this offering.

     We may also receive proceeds from the issuance of shares of common stocks to the Subscribers if they exercise their warrants through a cash exercise. If each of the Warrants is exercised through a cash exercise, we estimate that we may receive up to an additional $8,824,987.

     We intend to use the net proceeds from this offering, if any, in financing part of the joint venture with Baotou Steel and general corporation purposes. We may identify other acquisitions in the near future and may need to raise additional funds. There is no assurance that any of our future acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

     Selling Shareholders

     The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below.

     When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

     The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in the private placement that was completed on September 18, 2005. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-1 with respect to the resale of the common stock from time to time by the selling shareholders. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.


     Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of common stock owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

                              Selling Shareholders

   Name of selling shareholder             Total number of       Number of          Total number     Percentage of
                                           securities being      shares of         of securities        share
                                              registered        common stock           being          capital(1)
                                                                issuable upon        registered
                                                               exercise of the
                                                               Class A Warrants
                                                                 and Class B
                                                                   Warrants

Matlin Patterson Global Opportunities          736,361           1,472,722            2,209,083         7.06%
     Partners II L.P.

Matlin Patterson Global Opportunities          263,639             527,278              790,917          2.5%
     Partners (Caymans) II L.P.

Yuji Komiya                                     33,333              66,666               99,999          0.3%

John Yoo                                        33,333              66,666               99,999          0.3%

Zayd International Limited                      70,000             140,000              210,000         0.67%

Robertson Investments Limited                    6,666              13,332               19,998         0.06%

Jun Ren                                         13,333              26,666               39,999         0.12%

Yun Qian Xie                                    20,000              40,000               60,000         0.19%

Totals                                       1,176,665           2,353,330            3,529,995        11.29%

(1) Percentages based on 31,250,000 shares of common stock of the Company outstanding as of June 30, 2005.

                          OUR RECENT PRIVATE PLACEMENTS

EXEMPTION FROM REGISTRATION. As described under "Prospectus Summary - About Our Recent Private Placements", we issued in connection with our private placement shares of our common stock, in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D promulgated by the SEC under the Securities Act and/or Section 4(2) and Section 4(6) of the Securities Act.

PURCHASE PRICE.  Our common stock was offered at a price of $1.50 per share

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. The Subscription Agreements provides that our company shall file with the Commission a registration statement registering the shares of common stock issued in connection with the private placement (the "Registrable Securities") for unrestricted distribution and public resale by the holders of such Registrable Securities, that is, 1,176,665 of the shares of common stock.

WARRANTS ISSUED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. Each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary data at $2.50 per share (the "Class A Warrants") and on the second anniversary date at $5.00 per share (the "Class B Warrants"). The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes.

INDEMNIFICATION. Our company has agreed to indemnify the selling shareholders from all liability and losses resulting from any misrepresentations or breaches made by our company in connection with the Subscription Agreement, other related agreements, or the registration statement. The selling shareholders have agreed to indemnify our company from all liability and losses resulting from any misrepresentations furnished by such selling shareholder in writing to our company specifically for use in such registration statement or prospectus to the extent of the net proceeds actually received by the selling shareholder from the sale of Registrable Securities.

PUT RIGHT AND LOCK BOX. If an Investor would like the Company to repurchase Shares, s/he must notify the Company and the Lock-Box Agent (as defined below) 60 days before the Repurchase Date (as defined below). On the Repurchase Date, the Company repurchases all the Shares purchased by the Investor for $1.95 a share, subject to adjustment for stock splits, reclassification etc and does not cover shares sold by the Investor prior to the Repurchase Date. The "Repurchase Date" will be 18 months from the date in this agreement, or the previous business day in the event it falls on a weekend or a US holiday. At that time, the Company requests the Lock-Box Agent (see below) to pay the Investor the Repurchase Price for the shares. When, after the closing, the Company receives proceeds for debt payment or the issuance/sale of any debt or debt securities the Company must (i) enter into a lock-box agreement with a lock-box agent and the other investors who purchased Common Shares under the Offering and any changes required by the Lock-Box Agent or mutually agreed to by the parties and
(ii) deposit or have deposited sufficient funds to complete the Repurchase from any amounts it receives from assuming debt obligations or selling debt or debt securities. The Lock-Box Agent shall be the agent with whom the Company has entered into a Lock-Box Agreement.

DEMAND REGISTRATION. At any time and from time to time on or after the date of the subscription agreement, the holder of a majority of the Registrable Securities may make a request for the registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration"). Such request for a Demand Registration must specify the number of shares of Registrable Securities proposed to be sold and must also specify the intended method of disposition thereof.

PIGGY-BACK REGISTRATION. If at any time, the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities convertible or exchangeable into equity securities, by the Company for its own account or the shareholders of the Company for their own account other than a registration statement (i) on Form S-4 or S-8 (or any substitute or successor form that may be adopted by the Commission), or (ii) filed in connection with any employee stock option or other benefit plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event no later than 30 days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in the such offering, the intended method(s) of distribution, and the name of the proposed manager underwriter(s), if any, of the offering; and (y) offer the holders of Registrable Securities in such notice the opportunity to register such number of shares of Registrable Securities as such holder may request in writing within 15 days following receipt of such notice (a "Piggy Back Registration"). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

SHELF REGISTRATION. Any holder of Registrable Securities may at any time request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 (or any similar short-form registration which may be available at such time) for an offering to be made on a continuous basis. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder's or holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this section if (i) Form SB-3 is not available for such offering; (ii) the holders propose to effect an underwritten offering, (iii) the holders propose to sell Registrable
Securities at an anticipated aggregate price to the public (net of any underwriters" discounts or commissions) of less than $500,000, or (iv) the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form SB-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form SB-3 registration statement for a period of not more than 60 days after receipt of the request of the holder or holders under this Section, provided, however, that in the event the Company elects to exercise such right with respect to any registration, it shall not have the right to exercise such right again prior to the date which is ten months after the date on which the registration statement relating to such deferred registration is declared effective. The Company shall use its best efforts to maintain each registration statement under this Section effective until the Registrable Securities covered thereby have been sold. Registrations effected pursuant to this section shall not be counted as Demand Registrations.

                              PLAN OF DISTRIBUTION

     We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

     The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

     We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     THE SELLING STOCKHOLDERS WILL PAY ALL COMMISSIONS, TRANSFER TAXES AND OTHER EXPENSES ASSOCIATED WITH THEIR SALES. THE SHARES OFFERED HEREBY ARE BEING REGISTERED PURSUANT TO OUR CONTRACTUAL OBLIGATIONS, AND WE HAVE AGREED TO PAY THE EXPENSES OF THE PREPARATION OF THIS PROSPECTUS.

                                 DIVIDEND POLICY

     Our board of directors currently does not intend to declare dividends or make any other distributions to our shareholders. Any determination to pay dividends in the future will be at the board's discretion and will depend upon our results of operations, financial condition and prospects as well as other factors deemed relevant by our board of directors.


                                   MANAGEMENT

     Directors and executive officers

     The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. Our executive officers are elected annually by the board of directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors.
There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The executive officers are all full time employees of General Steel Holdings, Inc.

     The directors and executive officers of General Steel Holdings, Inc. are as follows:

----------------- ---- -------------------------------------------------- -----------
                                                                          Date of
Name              Age  Position                                           appointment
----------------- ---- -------------------------------------------------- -----------
Yu, Zuo Sheng     40   Director / President and Chief Executive Officer,  10/14/04
                       Chairman of the Board of Directors
----------------- ---- -------------------------------------------------- -----------

Warner, Ross      41   Independent Director                               8/24/05
----------------- ---- -------------------------------------------------- -----------

Wong, John        38   Independent Director                               8/24/05
----------------- ---- -------------------------------------------------- -----------

Tian, Lian Hui    64   Independent Director                               12/20/05
----------------- ---- -------------------------------------------------- -----------

Chen, John        33   Director / Chief Financial Officer                 3/07/05
----------------- ---- -------------------------------------------------- -----------

Wang, Guo Dong    64   Director / Chief Technical Officer                 3/07/05
----------------- ---- -------------------------------------------------- -----------

Zhao, Sheng Guo   45   Director / Chief Engineer                          3/07/05
----------------- ---- -------------------------------------------------- -----------

Han, Wen Chun     40   Plant Controller                                   10/14/04
----------------- ---- -------------------------------------------------- -----------

Liu, Yu Wen       32   Manager of Sales and Purchase Department           10/14/04
----------------- ---- -------------------------------------------------- -----------

Yu, Zuo Yan       38   Manager of Production Department                   10/14/04
----------------- ---- -------------------------------------------------- -----------

Su, Xiao Gang     40   Manager of the Human Resources Department          1/03/05
----------------- ---- -------------------------------------------------- -----------


     Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. Each director's term of office is one year.

         Audit Committee

     Our Board has a separately-designated Audit Committee. Our Audit Committee consists of John Wong, Ross Warner and Tian, Lian Hui. Mr. John Wong is the chairman of the committee. Since the audit committee was still in the process of its formation during 2005 and the first quarter of 2006, the Board of Directors performed the duties of the audit committee. The audit committee is scheduled to hold four meetings during fiscal year 2006.

     The primary responsibilities of the Audit Committee are to review the results of the annual audit and to discuss the financial statements, including the independent auditors' judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors' performance, receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs audit and non-audit services provided to us by our independent auditors, considers conflicts of interest involving executive officers or Board members. Our Board has determined that Mr. Wong is an "audit committee financial expert" as defined by the SEC, and that each member of the Audit Committee is independent.

     Mr. Wang, Guo Dong is also considered to be an independent director.

     None of the following ever occurred to any of our directors and officers.

     (1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

     (2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

     Family relationships

     Mr. Liu, Yu Wen is Mr. Yu, Zuo Sheng's brother in-law, Mr. Yu, Zuo Yan is Mr. Yu, Zuo Sheng's brother.

     Biographical information

     Mr. Yu, Zuo Sheng, President and Chief Executive Officer, joined us in August 2000 and became a Director in August 2000. From April 1986 to February 1992, he was President of Daqiuzhuang Metal Sheets Factory, Tianjin, China. From February 1992 to December 1999, he was General Manager of Sheng Da Industrial Company, Tianjin, China. From November 1999 to March 2001, he was President and Chairman of Board of Directors of Sheng Da Machinery Manufactory, Tianjin, China. Since February 2001, he is President and Chairman of Board of Directors of Beijing Wendlar Investment Management Group, Beijing, China. Since March 2001, he is President and Chairman of Board of Directors of Baotou Sheng Da Steel Pipe Limited, Inner Mongolia, China and Chairman of Board of Directors of Sheng Da Steel and Iron mill, Hebei province, China. Since April 2001, he is President and Chairman of Sheng Da Industrial Park Real Estate Development Limited. Since December 2001, Mr. Yu is President and Chairman of Beijing Shou Lun Real Estate Development Company, Beijing, China.

     Mr. Yu graduated in 1985 graduated from Sciences and Engineering Institute, Tianjin, China. In July 1994, he received Bachelor degree from Institute of Business Management for Officers. Mr. Yu received the title of "Senior Economist" from the Committee of Science and Technology of Tianjin City in 1994. In July 1997, he received a MBA degree from the Graduate School of Tianjin Party University. In April 2003, Mr. Yu, Zuo Sheng held a position as a member of China's APEC (Asia Pacific Economic Co-operation) Development Council.

     Mr. John Chen, Director and Chief Financial Officer. Mr. John Chen joined us in May 2004. He is the Chief Financial Officer and a Director. From August 1997 to July 2003 , he was senior accountant at Moore Stephens Wurth Frazer and Torbet, LLP, Los Angeles, California, USA. He graduated from Norman Bethune University of Medical Science, Changchun city, Jilin province, China in September 1992. He received B.S. degree in accounting from California State Polytechnic University, Pomona, California, USA in July 1997.

     Mr. Wang, Guo Dong, Director and Chief Technical Officer. Mr. Wang joined us in May 2003. He is the Chief Technical Officer and a Director. From January 1982 to May 2003, he was professor at Northeast University, Shenyang City, Liaoning province, China. From October 1968 to October 1978, he was the engineer of Anshan Iron and Steel Company, in Anshan City, Liaoning province, China. He received a Master's Degree in Engineering from Beijing Iron and Steel Research Institute, Beijing, China, in September 1982. He also received a Bachelor's Degree in Engineering from Northeast University, Shenyang, China in September 1966.

     Mr. Zhao, Sheng Guo, Director and Chief Engineer. Mr. Zhao joined us in March 2003. He is the Chief Engineer and a Director. From June 1995 to June 2003, he was the CTO of Beijing Capital Steel Plate Mill. From March 1988 to June 1995, he was chief engineer of Beijing Capital Steel Plate Mill. From March 1983 to March 1988, he was engineer of Beijing Special Steel Metal sheet Mill. He received MBA Degree from Northeast University, Shenyang city, Liaoning province, China, in August 2001. He graduated from Beijing Steel Institute in Beijing, China in 1982.

     Mr. Han, Wen Chun, Plant Controller. Mr. Han joined us in October 2000. He is the plant controller. From June 1989 to October 2000, he was the manager of Accounting Department of Sheng Da Industrial Company.

     Mr. Liu, Yu Wen, Manager of Sales and Purchase Department. Ms. Liu joined us in August 2000. He is the head of the Sales and Purchase Department. From October 1991 to August 2000, he was office manager of Daqiuzhuang Metal Sheet Company, Daqiuzhuang, Tianjin, China. Since August 2000, he is office manager of Daqiuzhuang Metal Sheet Company Limited. In July 1991, he graduated from Jinghai Adult High School, Tianjin, China. He is brother in-law of Mr. Yu, Zuo Sheng.

     Mr. Yu, Zuo Yan, Manager of Production Department. Mr. Yu joined us in May, 2000. He is the manager of the Production Department. From July 1989 to May 2000, he was manager of steel pipe workshop of Daqiuzhuang Steel Pipe Company. From August 1986 to May 1989, he was the technician of Daqiuzhuang Steel Pipe Company. He graduated from Tianjin Polytechnic Institute in August 1986. He is brother of Mr. Yu, Zuo Sheng.

     Mr. John Wong, Director. Mr. Wong was elected as the independent director in August 2005. From June 2003 to present, he is the managing partner of Vantage & Associates. From January 2000 to March 2003, he was the director at Deloitte Touche Corporate Finance, Shanghai. From July 1998 to December 1999, he was director of Amrex Capitals. From July 1996 to June 1998, he worked as senior audit manager at Ernest & Young, Hong Kong. Mr. Wong graduated from Melbourne University in 1989. He obtained Independent Directorship Certificate in 2002.

     Mr. Ross Warner, Director. Mr. Warner was elected as the independent director in August 2005. From July 2003 to present, he was the Chief of Operations at OCDF. From July 2002 to June 2003, he was the country manager for English First in charge of China and Vietnam. From April 2001 to July 2002, he was the non-technical training manager at TTI-China. From July 1998 to December 2000, he worked as the consultant at Info Technology Group, Inc.-Beijing Office. Mr. Ross Warner obtained the Master's Degree from Thunderbird University.

     Mr. Tian, Lian Hui, Director. Mr. Tian was elected as the independent director in December 2005. He has held the position of Chairman of COCIM since 1995. COCIM is a software company which designs and implements Office Automation Software, such as ERP system for businesses. He has been the head of the Research Institute of Ministry of Electronic Industry. Mr. Tian has also led several national projects including the design of computer information system for Baoshan Steel. Mr. Tian, 64, graduated from Northeast University with a Master's Degree in Automation Control.

     Mr. Su, Xiao Gang, Manager of the Human Resources Department. Mr. Su joined us in March 2005. He is the manager of the Human Resources Department. From July 2002 to March 2005, he was the deputy general manager of Beijing Wendlar Group. From July 1998 to June 2002, he was the general manager of Tianjin Shengda packaging Co., Ltd. He graduated from Tianjin Institute of Economic Management in 1996.

     Indemnification

     Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to obtain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

     Executive Compensation.

     The  following  table  sets  forth  certain   information   concerning  the
compensation paid to our chief executive officer and our two other most highly compensated executive officers:

-------------------------------------------- -----------------------------------
Name and position                            Annual Compensation
-------------------------------------------- -----------------------------------
Yu, Zuo Sheng                                RMB 600,000
Chief Executive officer                      (approximately USD 72,289)
-------------------------------------------- -----------------------------------
John Chen                                    RMB 120,000
Chief Financial Officer                      (approximately USD 14,458)
-------------------------------------------- -----------------------------------
Han, Wen Chun                                RMB 96,000
Plant Controller                             (approximately USD 11,616)
-------------------------------------------- -----------------------------------
Su, Xiao Gang                                RMB 96,000
Manager of Human Resources                   (approximately USD 11,616)
-------------------------------------------- -----------------------------------
Wang, Guo Dong                               RMB 120,000
Chief Technical Officer                      (approximately USD 14,458)
-------------------------------------------- -----------------------------------
Zhao, Sheng Guo                              RMB 96,000
Chief Engineer                               (approximately USD 11,616)
-------------------------------------------- -----------------------------------
Liu, Yu Wen                                  RMB 96,000
Manager of Sales Department                  (approximately USD 11,616)
-------------------------------------------- -----------------------------------

     Director Compensation.

     None of our directors has received any compensation for their services rendered as directors to GSHO during fiscal years 2004 and 2005.

     Code of Ethics and Business Conduct

General Steel's Code of Ethics and Business Conduct is available on General Steel's website at the following address:
http://www.gshi-steel.com/gshi-steel/codeofethics.pdf.

General Steel's Code of Ethics and Business Conduct provide information:

     o To guide employees so that their business conduct is consistent with the Company's ethical standards;

     o To improve the understanding of the Company's ethical standards among customers, suppliers and others outside the Company.

General Steel's Code of Ethics and Business Conduct may also be obtained free of
charge   by   contacting   our   Chief   Financial   Officer,   John   Chen   at
john@gshi-steel.com or by phone: 86-10-68000346

     Certain Relationships and Related Transactions.

The Company issued a note to Yang Pu Automotive Investment Limited, a related party, for business purpose on November 15, 2005. The note is in the amount of RMB 24,000,000, translated to $2,976,000, for one year with an interest rate at 7% and due at maturity.

The Company has a short term loan from Golden Glister Holdings Limited. Golden Glister Holdings Limited of which our president Yu Zuo Sheng is the majority shareholder, is incorporated in the territory of the British Virgin Islands. The amount was loaned to General Steel Investment Co., Ltd for business operations. The Company had $980,000 and $990,000 outstanding on this loan as of December 31, 2005 and 2004, respectively. This amount is short-term and is non interest bearing.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
                           RELATED STOCKHOLDER MATTERS

     The following table sets forth certain information regarding beneficial ownership of common stock as of December 31, 2005, by:

     o Each person known to us to beneficially own more than 5%, in the aggregate, of the outstanding shares of our common stock;

     o    Each director;

     o Each of our chief executive officers and our other two most highly compensated executive officers; and

     o    All executive officers and directors as a group.

     The number of shares beneficially owned and the percent of shares outstanding are based on 32,426,665 shares outstanding as of December 31, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Name                Position Held                    Shares Owned     Percentage

Yu, Zuo Sheng       President and CEO                23,929,500       76.5%

John Chen           Chief Financial Officer          150,000          *

Zhao, Sheng Duo     Director and Chief Engineer      50,000           *




Principal Accounting Fees and Services.

The Board has reappointed Moore Stephens Wurth Frazer and Torbet, LLP as the Company's independent auditors for the year ended December 31, 2005.

Public Accountants' Fees


                                                            2005         2004
                                                         ----------   ----------
Audit fees                                               $  180,000   $  203,000
Audit related fees                                       $     --     $     --
Tax fees                                                 $    7,000   $    7,000
All other fees                                           $     --     $     --


Audit fees were for professional services rendered by Moore Stephens Wurth Frazer and Torbet, LLP during 2005 and 2004 years for the audit of our annual financial statements and the review of our financial statements included in our quarterly reports form 10-QSB and services that are normally provided by Moore Stephens Wurth Frazer and Torbet, LLP in the connection with the statutory and regulatory filings. Tax fees involved the preparation of our consolidated tax returns.

                          Summary Financial information


     The following table sets forth our summary combined financial information for the periods ended and as of the dates indicated. The historical results are not necessarily indicative of results to be expected in any future period.

     You should read the following summary combined financial information in conjunction with the information contained in this prospectus, including
"Management's  Discussion  and  Analysis of Financial  Condition  and Results of
Operations," and the combined financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below.

Selected Financial Data

(USD in thousands)

----------------------------------------------- ------- ------- ------- ------- ----------
SUMMARY OF OPERATIONS                           2005    2004    2003    2002    2001
                                                                                (unaudited)
----------------------------------------------- ------- ------- ------- ------- ----------
Total sales                                     89,740  87,832  57,306  44,468  38,191
----------------------------------------------- ------- ------- ------- ------- ----------
Sales Growth %                                  2.2%    53.3%   28.9%   16.4%   11.5%
----------------------------------------------- ------- ------- ------- ------- ----------
Cost of sales                                   81,166  81,613  52,804  41,328  36,012
----------------------------------------------- ------- ------- ------- ------- ----------
Selling, general, and administrative expenses   2,781   2,317   1,532   1,539   2,468
----------------------------------------------- ------- ------- ------- ------- ----------
Interest expense                                1,824   1,572   638     788     770
----------------------------------------------- ------- ------- ------- ------- ----------
Net income                                      3,220   915     1,091   457     294
----------------------------------------------- ------- ------- ------- ------- ----------
Net income per common share                     0.09    0.07    0.12    0.05    0.03
----------------------------------------------- ------- ------- ------- ------- ----------
FINANCIAL DATA
------------------------------------------------------------------------------- ----------
Total assets                                    58,993  52,969  37,432  33,357  41,091
----------------------------------------------- ------- ------- ------- ------- ----------
Depreciation and amortization                   1,344   1,255   1,013   959     1,560
----------------------------------------------- ------- ------- ------- ------- ----------
Current Ratio                                   0.96    0.92    0.77    0.84    0.88
----------------------------------------------- ------- ------- ------- ------- ----------
Basic weighted average shares outstanding       31,250  13,595  9,175   9,175   9,175
(in thousands)
----------------------------------------------- ------- ------- ------- ------- ----------



                          DESCRIPTION OF SHARE CAPITAL

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended to date, and our by-laws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. As of June 30, 2005, there were 31,250,000 shares of common stock issued and outstanding.

     Common stock

     The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority o votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

     After  the  satisfaction  of  requirements  with  respect  to  preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements:

     The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains forward-looking statements. General Steel Holdings, Inc. is referred to herein as "we" or "our." The words or phrases "would be," "will allow," "expect to", "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations; and (d) whether we are able to successfully fulfill our primary requirements for cash which are explained below under "Liquidity and Capital Resources". Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Overview

     Following the acquisition of ownership in General Steel Investment Co., Ltd. in October 2004, the Company has shifted its main business focus to general steel products and steel manufacturing. As the core-operating unit of the Company, Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (herein referred to as "DQ") started its operation in 1988. DQ's core business is the manufacturing of high quality hot-rolled carbon and silicon steel sheets which are mainly used in the production of tractors, agricultural vehicles, shipping containers and in other specialty markets.

     DQ uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process slabs into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x 0.75 to
2.0 mm (thickness). Limited size adjustments are possible to meet order requirements. "Qiu Steel" is the registered name for the Company's products.

     Since 1998, DQ has expanded its operations to six production lines processing 250,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining a 40% market share of all steel sheets used in the production of agricultural vehicles in China. The Company is building a new plant next to the existing facility with four new production lines to increase its hot-rolled steel sheet production capacity by 150,000 tons. This new plant has already been put into full production since mid-March 2006. The Company now operates 10 steel production lines for the production of hot-rolled steel sheets.

     Having negotiated with Baotou Iron and Steel (Group) Co., Ltd. for nearly a year, we finally announced on September 28, 2005 the firm agreement with them to set up the Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

     The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 tons of specialty steel products a year.

     The  registered   capital  of  the  joint  venture  will  be  approximately
$24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

                                                                     % Ownership
Baotou Iron and Steel (Group) Co., Ltd.                                   49%
General Steel Investment Co., Ltd.                                        31%
Da Qiu Zhuang Metal Sheet Co., Ltd                                        20%


     Baotou Iron and Steel (Group) Co., Ltd. shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 cash. These contributions will be required to be made on the following payment schedule that 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.

     The Company also completed a private placement round in 2005 to sell a total of 1,176,665 shares of common stocks at $1.50 per unit. Each unit contains one share of its common stock and two warrants. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

     Under this private offering, the Company raised total of $1,765,000 which will be used to pay for the above mentioned joint venture.

Results of Operations

     The results of operations of the Company are largely dependent on the level of general economic activity in China. Economic forecasts indicate continued fast pace growth in China in 2006. As a result, the consumption of our steel products is expected to remain at a high level. We believe that we have successfully positioned ourselves within the Chinese agricultural vehicle market. As this market continues to demonstrate increased demand for steel, we remain focused on building our leadership position by enhancing the quality of our products and expanding our production capacity.

     The price of steel products in China reached its peak in April 2005 and took a slide throughout the rest of the year. The drop in steel price was mainly attributable to the overproduction by the Chinese steel companies. Our Company has its own advantages as we operate in a special niche market which serves the agricultural businesses. We haven't been seriously affected by the same problem of overproduction as the rest of the Chinese steel market has. However, the Company does believe that the highly competitive market will exist throughout 2006, with pressures for shipment volumes and prices. In view of this, the Company will continue to focus on cost control and new market development.

     The Company's sales revenue mainly comes from the sale of metal sheets in different specifications and steel scrap generated in the cutting process. The Company's cost of sales includes the cost of its primary raw materials, rollers, energy cost, labor cost, the cost of warehousing and handling finished steel products and freight costs.

Net sales and gross profit

2005 compared to 2004

     Net sales for the year ended December 31, 2005 were $89.7 million compared to $87.8 million in 2004, representing a 2% increase. Shipments for year ended December 31, 2005 climbed 7% to 203,422 tons from 190,936 tons due to overall increase in productivity and market development. Average selling price per ton including sale of scrap for the years ended December 30, 2005 and 2004 has increased to $479 from $460. The price of our finished products climbed to its peak around $730 in April 2005 and slowly dropped throughout the rest of the year. The overall average selling price in 2005 was still higher than 2004 as a result of good market demand for our steel products. In summary, the main reasons for the increase in sales revenue are due to an increase in selling price and an increase in shipment volume of steel products.

     Gross profit for the years ended December 31, 2005 was $8.6 million, an increase of 38% or $2.4 million from $6.2 million for the same period last year. Gross profit margin increased to 9.6% from 7.1% for the years ended December 31, 2005 and 2004. This increase in gross profit margin is mainly due to the increase in both sales volume and selling price outpacing the increase in raw materials price. Since April 2005, the price of steel products has been decreasing globally due to the overall increase in steel supply. The Company has to adjust its products' prices in order to stay competitive in this market. The management thinks that the pressure on the selling price will be mitigated in 2006 as a result of steel industry consolidation and overall increase in demand.

2004 compared to 2003

     Net sales for the year 2004 was $87.8 million, exceeding the previous high of $57.3 million by 35%. Shipments in 2004 climbed 41% to 190,936 tons, due to overall increase in market demand. Average selling price per ton including sale of scrap has increased to $460 from $418 as a combined result of good market demand and change in the mix of products sold with increasing sales volume of silicon steel. In summary, the main reasons for the increase in sales revenue in 2004 was due to an increase in selling price and an increase in demand for steel products due to the good market conditions.

     Gross profit for the year ended December 31, 2004 was $6.2 million, an increase of 28% or $1.7 million from $4.5 million for the prior year. This increase in gross profit was mainly due to the increase in both sales volume and selling price outpacing the increase in raw materials price.

Cost of sales

2005 compared to 2004

     Overall cost of sales slightly decreased to $81.2 million for the years ended December 31, 2005 from $81.6 for 2004. Cost of sales as percentage of sales decreased from 92.9% to 90.4%. Average cost per ton was $434 and $438, respectively for the years ended December 31, 2005 and 2004. Even though the sales volume went up by 7% in 2005 compared to 2004, the decrease in cost of sales was due primarily to the cheaper raw materials price and increase in work efficiency for the years ended December 31, 2005 compared to 2004.

2004 compared to 2003

     Overall cost of sales went up to $81.6 million for the year ended December 31, 2004 from $52.8 million for 2003. The increase was the combined effect of both increases in production volume and raw materials price.

     However, cost of sales as a percentage of sales increased from 92.1% to 92.9% due primarily to an increase in selling price and conversion costs for the year ended December 31, 2004 compared to 2003.

Selling, General and Administrative Expenses

2005 compared to 2004

     Selling, general and administrative expenses, such as executive compensation, office expenses, legal and accounting charges, travel charges, and various taxes were $2.8 million for the year ended December 31, 2005. It represented a 20% increase from $2.3 for the year ended December 31, 2004. A large component of the increase came from the legal and accounting expenses and investor and public relations charges for the public listed company.

2004 compared to 2003

     Selling, general and administrative expenses, such as executive compensation, office expenses, legal and accounting charges, travel charges, and various taxes were $2.3 million, it represented a 34% increase from $1.5 million for the year ended December 31, 2003. A large component of the increase came from the legal and accounting charges due to the Company's reverse merger between American Construction Company and General Steel Investment Co., Ltd. and our attempt to acquire the rolling mill equipment from a bankrupted Canadian steel maker, the Stelco Plate Company Ltd.

Other income (expense)

2005 compared to 2004

     Other income (expense) for the year ended December 31, 2005 consisted mainly of finance charges and interest income. Interest expense was $1.8 million for the year ended December 31, 2005 representing a $0.2 million year over year increase. Outstanding bank loans increased to $27.1 million from $25.7 million as of December 31, 2005 and 2004, respectively. This increase in debt borrowing is mainly driven by management's decision to increase the working capital for the current operation.

2004 compared to 2003

     Other income (expense) for the year ended December 31, 2004 consisted mainly of finance and interest charges of $1.6 million, a $0.9 million increase from 2003. Outstanding bank loans increased to $25.7 million from $13.8 million as of December 31, 2004 and 2003, respectively. The increase in debt borrowing is mainly driven by the management's decision to pay more in advance payments and deposits to suppliers to ensure stable raw materials supply and to lock in discounted prices.

Income taxes

     The Company did not carry on any business and did not maintain a branch office in the United States during the years ended December 31, 2005, 2004 and 2003. Therefore, no provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Company has been made.

     Pursuant to the relevant laws and regulations in the People's Republic of China, Daqiuzhuang Metal, as a foreign owned enterprise in the People's Republic of China, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year. The Company has applied for this tax benefit since the beginning of 2005. The Company has been accruing the income tax every quarter as required by the local tax administrative agencies. Having obtained the approval notice from local tax administrative agency by the end of March 2006, the Company has decided to reverse the accruals for 2005 income taxes and add them back to the net income.

     The Company's effective state and local income tax rate was 33% for the years ended December 31, 2004 and 2003. Income tax expense was $906,277 for the year ended December 31, 2004, up from $767,431 in 2003 due to higher pretax income.

Liquidity and capital resources

     Due to the good market demand for our steel products, the Company plans to maintain higher-than-average debt to equity ratio to better position itself in this fast growing market. The bank loans are considered short-term for the purpose of the preparation of the financial statements because they are renewable with the banks every year. Because of the recent joint venture agreement with Baotou Iron and Steel (Group) Co., Ltd., the Company is reserving cash for the first 30% of its capital contribution, approximately $3.7 million, which needs to be paid when the business license for the joint venture is issued. Cash balance including restricted cash amounted to $11.4 million, $9.1 million and $3.7 million for the years ended December 31, 2005, 2004 and 2003.

Operating activities

2005 compared to 2004

     Net cash provided by operating activities for the years ended December 31, 2005 was $8.5 million compared with $7.3 million used in operating activities for 2004. The Company's net income before minority interest was $4.2 million for the years ended December 31, 2005, a $3.0 million or 204% increase compared with last year. More customer deposits, less inventory and less advances on inventory purchases became the major factors of this increase in cash generated by operating activities.

2004 compared to 2003

     Net cash used in operating activities for the year ended December 31, 2004 was $7.3 million compared with $0.79 million for 2003 primarily due to the increase in inventories and purchase deposits to suppliers. Concerned by the steady increase in raw material price, the management decided to pay suppliers more in advance payments and deposits to obtain the raw materials at discounted prices.

Investing activities

2005 compared to 2004

     Net cash used in investing activities was $7.3 million for the years ended December 31, 2005 compared with $0.76 million provided by investing activities for the years ended December 31, 2004. This change mainly resulted from the increase in notes receivable and equipment purchases. Our customers usually pay for our products with promissory notes issued by the banks which in turn can be used like cash by the Company to pay for its purchases. The Company was also building four more production lines next to the existing facility. This construction has been completed as of the statement date. The Company spent $4.2 million on construction in progress.

2004 compared to 2003

     Net cash provided by investing activities was $762,431 for the year ended December 31, 2004 compared with $5,772,859 used in investing activities for the year ended December 31, 2003. This change resulted from an increase in collections on notes receivable and a decrease in equipment purchases due to the completion of our plant facility construction.

Financing activities

2005 compared to 2004

     The Company issued 1,176,665 shares of redeemable stock in a private placement round on September 18, 2005. The stock was issued at $1.50 per share with options for the Company to purchase the shares back at $1.95, eighteen months after the closing date. Under this private offering, the Company raised total of $1,765,000 which will be used to pay for the special steel joint venture with Baotou Iron and Steel Group. This is the main reason attributable to the net cash provided by financing activities.

2004 compared to 2003

     The Company signed two new agreements with Shanghai Pufa Bank and China Merchants Bank to borrow $6,050,000 from each. The proceeds were used to pay for inventory purchases due to the reason noted under "OTHER INCOME (EXPENSE)."

Certain Relationships and Related Transactions.

     The Company issued a note to Yang Pu Automotive Investment Limited, a related party, for business purpose on November 15, 2005. The note is in the amount of RMB 24,000,000, translated to $2,976,000, for one year with an interest rate at 7% and due at maturity.

     The Company has a short term loan from Golden Glister Holdings Limited. Golden Glister Holdings Limited is incorporated in the territory of the British Virgin Islands which our president Yu Zuo Sheng is the majority shareholder. The amount was loaned to General Steel Investment Co., Ltd for business operations. The Company had $980,000 and $990,000 outstanding on this loan as of December 31, 2005 and 2004, respectively. This amount is short-term and is non interest bearing.

Compliance with environmental laws and regulations

     Based on the equipment, technologies and measures adopted, the Company is not considered a high-pollution factory in China. The production process does not need much water and produces only a minimal amount of chemical pollution. We use gas-fired reheat furnaces recommended by the State Environmental Protection Agency to heat our raw materials and semi-finished products.

     In 2005, the Daqiuzhuang County ordered an environmental clean-up campaign and required harmless waste water discharge. In order to meet these requirements, we invested $94,190 to remodel our industrial water recycling system to reduce new water consumption and industrial water discharge. As for the remodeling of gas furnace and desulphurization of discharged gas, the local government has not posted any control measures currently and we have no plans to proceed with this remodeling until such time regulations have been implemented.

     The Company believes that future costs relating to environmental compliance will not have a material adverse effect on the Company's financial position. There is always the possibility, however, that unforeseen changes, such as new laws or enforcement policies, could result in material adverse costs.

Impact of inflation

     We are subject to commodity price risks arising from price fluctuations in the market prices of the raw materials. The Company has generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions driven by the overall economic conditions in China. Price risks are managed by the Company through productivity improvements and cost-containment measures. Management does not believe that inflation risk is material to our business or our financial position, results of operations or cash flows.

Off-balance sheet arrangements

     There are currently no off-balance sheet arrangements.

Outlook for 2006

For the first quarter 2006 shipments and average realized prices are expected to improve compared to the fourth quarter of 2005 due to the start of our plant No. 3 in Daqiuzhuang, Tianjin and the alleviation of supply demand pressure for steel products in China. Plant No. 3 will increase our current production capacity by 60%. In addition, our selection of steel strip as our new raw materials could also increase our productivity and reduce manufacturing costs.

Critical Accounting Policies and Practices

Management is responsible for the selection and use of appropriate accounting policies. The critical accounting policies used by the Company are described in
Note 2 to the financial statements.

Accounting estimates

General Steel's financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America. Accounting estimates are an integral part of the financial statements prepared by management and are based on management's knowledge and experience about the past and current events and assumptions about future events. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. The most sensitive estimate affecting the financial statements was:

Management's estimate of the allowance for doubtful accounts is based on Chinese government regulation, and an analysis of the collectibility of individual accounts.

Accounting Standards

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on the Company's financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company's fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 replaces APB No. 20 ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company's first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure
Draft of a proposed  Interpretation  "Accounting for Uncertain Tax Positions--an
interpretation of FASB Statement No. 109." Under the proposed Interpretation,  a company  would  recognize in its financial  statements  its best estimate of the benefit of a tax position,  only if the tax position is  considered  probable of being  sustained  on audit  based  solely  on the  technical  merits  of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed  Interpretation would require the presumption that the tax position
will  be  evaluated  during  an  audit  by  taxing  authorities.   The  proposed
Interpretation  would be effective as of the end of the first fiscal year ending after  December 15, 2005,  with a  cumulative  effect of a change in  accounting principle to be recorded upon the initial adoption. The proposed  Interpretation would apply to all tax positions and only benefits from tax positions  that meet the  probable  recognition  threshold  at or after the  effective  date would be recognized.  The Company is currently analyzing the proposed  Interpretation and
has  not  determined  its  potential  impact  on  our   Consolidated   Financial
Statements.  While we  cannot  predict  with  certainty  the  rules in the final
Interpretation,  there is risk that the final  Interpretation  could result in a cumulative  effect  charge  to  earnings  upon  adoption,  increases  in  future effective tax rates,  and/or increases in future interperiod  effective tax rate volatility.

In October 2005,  FASB Staff  Position  (FSB) FAS 13-1,  "Accounting  for Rental
Costs Incurred during a Construction Period" was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December
15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.


Contractual obligations and commercial commitments

The following table sets forth our contractual payment obligations as of December 31, 2005:

                                                                 Payment due by period
                                        -------------------------------------------------------------------
                                                         Less                                    More than
                                           Total      than 1 year    1-3 years     3-5 years      5 years
                                        -----------   -----------   -----------   -----------   -----------
                                                            Dollars amounts in thousands
Bank loans (1)                          $  28,905.0   $  28,905.0   $      --     $      --     $      --
Notes payable                               5,406.4       5,406.4          --            --            --
Deposits due to sales representatives       1,261.1       1,261.1          --            --            --
Land lease obligations (2)                    566.3           5.1          10.3         550.9          --
                                        -----------   -----------   -----------   -----------   -----------
Total                                   $  36,138.8   $  35,577.6   $      10.3   $     550.9   $      --
                                        ===========   ===========   ===========   ===========   ===========

(1) Bank loans in China are due on demand or normally within one year. These loans can be renewed with the banks. This amount includes expected interest payments as well as debt maturities.

(2) Land lease obligations consist primarily of land lease agreements for our plant No. 3. According to the agreement, the total lease amount for the land is $1,000,358 and as of December 31, 2005 have already paid $434,000 in advance.

                                    BUSINESS

     While we intend to operate our business as described in this prospectus, we are a company with a limited operating history. Our experience and changes in market conditions and other factors outside our control may require us to alter our methods of conducting our business.

     Overview

     Our Company was initially incorporated as "American Construction Company", on August 5, 2002 in the State of Nevada for the purpose of commencing a business of general construction contracting.

     It was the Company's objective to provide to its customers timely and durable construction of their residential and commercial needs. To accomplish the above objective, the now retired founder of our company, Jeff Mabry established American Construction Company. American Construction Company then established its subsidiary, West Dee Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada, that is, to enter the residential and commercial construction industry.

     On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd. ("General Steel Investment") and Northwest Steel Company, a Nevada corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel Investment, and its 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd. ("Daqiuzhuang Metal") in exchange for shares of the Company's common stock, of which 22,040,000 shares are a new issuance by the Company. Under the terms of the Agreement, General Steel Investment remained a wholly-owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, after completion of the Merger, now own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares issuable upon outstanding options, warrants and other securities convertible into common stock).

     Daqiuzhuang Metal was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People's Republic of China (PRC). The Articles of Incorporation of Daqiuzhuang Metal provide for a 10-year operating term beginning on August 18, 2000 with a registered share capital of $9,583,200. Daqiuzhuang Metal is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America. Tianjin Long Yu Trading Material Co., Ltd, a Chinese limited liability company, was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang county; People's Republic of China. Mr. Yu, Zuo Sheng has a 90% ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

     During January 2004, upon the Company's Board of Directors' approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their ownership interests in Daqiuzhuang Metal amounting to 70% of the share capital of Yang Pu Capital Automotive Investment Limited ("Yang Pu"). Yang Pu is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu, Zuo Sheng.

     On May 16, 2004, the Company agreed to purchase Yang Pu's 70% equity interest in Daqiuzhuang Metal for the amount of 55.45 million RMB or approximately $6,709,450. Daqiuzhuang Metal received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004.

     The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets that are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

     On October 14, 2004, based on the Company's Plan of Merger with General Steel, the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

     Effective March 7, 2005, American Construction Company amended its Articles of Incorporation to change its name to "General Steel Holdings, Inc." The name change to General Steel Holdings, Inc. was an important milestone as it helped our current and future investors more readily understand our core business in China.

     Since 1998, DQ has expanded its operations to six production lines processing 250,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining a 40% market share of all steel sheets used in the production of agricultural vehicles in China. The Company is building a new plant next to the existing facility with four new production lines to increase its hot-rolled steel sheet production capacity by 150,000 tons. The new plant has already started full operation since the middle of March 2006.

     Having negotiated with Baotou Iron and Steel (Group) Co., Ltd. ("Baotou") for nearly a year, we finally announced on September 28, 2005 the firm agreement with Baotou to set up the Baotou Steel-General Steel Special Steel Joint Venture Company Limited (the "Joint Venture Company"), which will be incorporated in Baotou City, Inner Mongolia Autonomous Region.

     The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 tons of specialty steel products a year.

     The  registered   capital  of  the  joint  venture  will  be  approximately
$24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership structure will be as follows:

                                                                     % Ownership
Baotou Iron and Steel (Group) Co., Ltd.                                  49%
General Steel Investment Co., Ltd.                                       31%
Da Qiu Zhuang Metal Sheet Co., Ltd.                                      20%


     Baotou Iron and Steel (Group) Co., Ltd. shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 in cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.

     The Company also completed a private placement in 2005 and sold a total of 1,176,665 shares of common stock at $1.50 per unit. Each unit comprises one share of common stock of the Company and two warrants. The warrants can be exercised on the first anniversary date of their issuance at a price of $2.50 per share and on the second anniversary date of their issuance at a price of $5.00 per share. At the option of the investors, the Company may be required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

     Under this private offering, the Company raised a total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150, which will be used to pay for the above-mentioned joint venture.

     Marketing and Customers

     Hot rolled carbon and silicon steel sheets are semi-finished products. The Company sells its products primarily to distributors, service centers, or manufacturers who may further process these products or resell them without further processing.

     The Company's products are primarily used by domestic manufacturers of economy agricultural vehicles: small, motorized, 3-wheel vehicles with a payload from 1,650 to 4,400 lbs. (750 to 2,000 kgs), retailing between 1,200 and 1,800 USD (10,000 - 15,000 RMB).

     The production of inexpensive agriculture vehicles targets the needs of low income farming populations in the rural areas of China. International non-government organizations estimate that 80% of China's population of 1.3 billion is comprised of low-income rural farmers.

     From production and sales figures supplied by its customers producing economy agricultural vehicles, the Company estimates it supplies 40% of this industry's nationwide demand for hot rolled steel products.

     The Company's marketing efforts are mainly directed toward those customers who have exacting requirements for on-time delivery, customer support and product quality. The Company believes that its enhanced product quality and delivery capabilities, and its emphasis on customer support and product planning, are critical factors in its ability to serve this segment of the market.

     The Company currently sells its products through the following nineteen distributors:

Shandong  Liaocheng  Xinda  Steel         Henan Yuanyang Jinxin Metal Sheet Co.,
Products Co., Ltd.                        Ltd.

Jiangsu Xuzhou Hengye Metal Sheet         Zhejiang Wenzhou Jianlong Steel Co.,
Co., Ltd.                                 Ltd.

Shandong Zibo Zhoucun Jinzhou             Jiangsu Wuxi Dazhuang Supply
Supply Materials Co., Ltd.                Materials Co., Ltd.

Qinghai Xining Zhenning Supply            Shandong Jining Tonghui Commercial
Materials Co., Ltd.                       Trading Co., Ltd.

Shandong GaomiXinfeng Supply              Jiangsu Nantong Zhongtie Economic
Materials Co., Ltd.                       Trading and Development Co., Ltd.

Jiangsu Zongshen Motorcycle               Tianjin Beihua Industrial Trading Co.,
Manufacturing Co., Ltd.                   Ltd.

Shandong Boxing County Boyuan             Jiangsu Yancheng Dinghua Supply
Supply Materials Co., Ltd.                Materials Co., Ltd.

Shandong Qufu Erqing Industrial           Henan Changge Stone Supply Materials
Supply and Sales Co., Ltd.                Co., Ltd.

Tianjin Yufeng Supply Materials .         LiFengJiang
Co., Ltd

Tianjin Beichen District Zhiyuan
Metal Materials Co., Ltd.


     Upon inception of business, each distributor pays 500,000 RMB, that is, approximately $60,500 deposit to the Company. Distributors must submit a monthly sales plan for each calendar year. Distributors are required to have a minimum annual order requirement of 5,000 tons. Distributors who do not meet this quota are penalized based on a certain percentage of the difference between the minimum requirement and their actual sales. Thus far, the Company has not experienced such a problem with any of its distributors and hence did not have to enforce any penalty. All of the orders by the distributors are paid in full by cash payment. Distributors place orders thirty days prior to delivery and pay in full upon or before delivery.

     Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2005 approximately 37% of sales were to five customers and approximately 9% of sales were to one customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue.

     About our products

     Principal Products

     The Company produces hot rolled carbon and silicon steel sheets. The sizes of sheets are roughly 2,000 mm (width) x 1,000 mm (length) x 0.75 to 2.0 mm (thickness). Limited size adjustments are possible to meet specific order requirements.

     "Qiu Steel" is the registered trademark under which our Company sells its products. The Company's logo has been registered with the China National Trademark Bureau under No. 586433. "Qiu Steel" is registered under the GB 912-89 national quality standard, and certified under the National Quality Assurance program.

     The Company was awarded the "Excellent Quality Product" award by the Tianjin Products Technical Quality Assurance Bureau in 2001, and the "Famous Trade Mark Award" by the Tianjin Commerce Bureau in 2002.

     From 2004 to 2005, overall Company's sales volume increased by 7% from 190,936 tons in 2004 to 203,422 tons in 2004.

     Our recent strategic alliance

     The Company has recently signed an agreement with Baotou Iron and Steel Group. The purpose of the Agreement was to form a new joint venture company, Baotou Steel - General Steel Special Steel Joint Venture Company Limited, a limited liability company formed under the laws of the People's Republic of China (the "Joint Venture Company"). The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 tons of specialty steel products a year.

     Capital Contributions. The Agreement states that the investment capital of the Joint Venture Company will be US$30,000,000, and the registered capital will be approximately US$24,000,000.

     The Agreement sets forth the initial contributions of each party to the Joint Venture Company. Baotou Steel will contribute land, existing equipment and materials. General Steel and DQ will each contribute cash.

     Ownership. The Article of Incorporation states that Baotou Steel will have a 49% ownership interest, General Steel will have a 31% ownership interest and General Steel's subsidiary, DQ Metal will have a 20% ownership interest, respectively, in the Joint Venture Company.

     Directors and Management. The Articles of Incorporation states that there will be seven (7) directors of which three (3) will be appointed by Baotou Steel, two (2) will be appointed by General Steel and two (2) will be appointed by DQ. The chairman and the vice chairman will be elected by the board of directors. The Article of Incorporation states that certain major issues will require the unanimous approval of the all directors and all other issues will be discussed and approved by a majority of all the board members.

     The Joint Venture Company will have a management office consisting of one general manager, five vice general managers and one chief financial officer.
Baotou Steel will recommend the general manager and one vice general manager, General Steel will recommend one vice general manager and DQ will recommend one vice general manager and the chief financial officer. Two additional vice general managers will be hired by recommendation of Baotou Steel. All the managers position have to be approved by majority of all directors.

     Duration of the Joint Venture Company. The duration of the Joint Venture Company will be 30 years and can be extended upon suggestion of one party to the Agreement six months before the expiration date of the Agreement and upon the approval by the Board of Directors.

     Miscellaneous Provisions. In addition, the Agreement sets out various administrative provisions relating to the Agreement, including, but not limited to, labor management, taxes, foreign exchange control, disposal of assets upon liquidation, insurance, force majeure and amendment and termination of the Agreement.

     About our recent private placement

     The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, 2005 the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date, that is, September 18, 2006 at a price of $2.50 per share and on the second anniversary date, that is, September 18, 2007, at a price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure of the Company.

     At the option of the investors the Company may be required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

     Under this private placement, the Company raised $1,765,000 in the aggregate, net of $158,850 paid for commissions for net proceeds of $1,606,150.

     Description of Property

     The Company's sole manufacturing site and the office buildings are located in the Hebei province, Jinghai county, about 20 miles (45 kilometers) southwest of the Tianjin city center. The Company is situated on 17.81 acres (7.21 hectares) of land and resides within 320,390 sq. ft. (29,667 sq. m.) of building space. All property is fully owned and has been paid in full. There are no outstanding liens or mortgages on the property owned by the Company.

         The Company's production equipment includes the following:

         Equipment                                                    Quantity

         1,200 mm Rolling machine                                     6

         Gas-fired reheat furnace                                     6

         16mm thick cut to size shearer                               5

         6mmx 2,500mm cut to size shearer                             10

         2,200 m3 gas producer                                        6

         Annealing furnace                                            2

         Roller grinder                                               2

         Gas producer                                                 9

         Air compressor                                               6

         Flattening machine                                           2

         Straightening machine                                        2

         Overhead cranes                                              24

         Transportation vehicles (10 - 15 tons)                       3


         All equipment is owned by the Company and has been paid in full.

         Legal proceedings

     We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

     Regulation

     Environmental Regulation

     Domestic steel producers, including the Company, are subject to stringent national and local environmental laws and regulations.

     Based on the equipment, technologies and measures adopted, the Company is not considered a high-pollution factory in China. The production process does not need much water and produces only a minimal amount of chemical pollution. We use gas-fired reheat furnaces recommended by the State Environmental Protection Agency to heat our raw materials and semi-finished products.

     The Company does not anticipate any material impact on its future recurring operating costs or profitability as a result of its compliance with current environmental regulations. Moreover, the Company believes that since all domestic steel producers operate under the same set of environmental regulations, the Company is under no competitive disadvantage resulting from compliance with such regulations.

     Our president and CEO, Zuo Sheng Yu, through various companies has been managing and conducting steel manufacturing and related operations for nearly twenty years. The Company believes that it is currently meeting all operational standards required by the national and local environmental authorities. Pursuant to the Chinese Environmental Protection Act of 1989 and Amendments for Enforcement and Penalty Act of 1999, the Chinese Environmental Protection Agency and its authorized local environmental protection and environmental management agencies have conducted annual on-site inspections of the Company's operations. In each inspection, the Company has been found to comply with all regulations and practices and has not been assessed any penalty.

     In 2005, the Daqiuzhuang County ordered an environmental clean-up campaign and required harmless waste water discharge. In order to meet these requirements, we invested $94,190 to remodel our industrial water recycling system to reduce new water consumption and industrial water discharge. As for the remodeling of gas furnace and desulphurization of discharged gas, the local government has not posted any control measures currently and we have no plans to proceed with this remodeling until such time regulations have been implemented.

     The Company mainly purchases two types of raw materials from its suppliers which are ingots and slabs. Slabs can be used in the production of metal sheets directly. Ingots need to be broken down into slabs after purchase. The Company purchases Ingots from Tangshan Songting Steel Co., Ltd. and Luannan Pengcheng Steel Co., Ltd. These ingots will be broken down at Tangshan Fuli Steel Mill, Xingtai Baorunda Steel Mill, and Tianjin Yunfeng Steel Co., Ltd. The Company will have to pay a processing fee to these ingot-breaking plants.

     The Company spent approximately RMB 1.4 million, that is, approximately $169,400 on an Enterprise Resource Planning ("ERP") system during the fiscal year 2004. It is expected that the ERP will assist the Company manage its production more effectively and efficiently.

     No governmental approval is required to conduct our activities.

     Employees

     As of April 24, 2006, the Company was employing 1,380 people on a full time basis. The Company was employing 680 peoples in 2003 and 880 in 2004.

   MARKET FOR GENERAL STEEL HOLDINGS INC.'S COMMON EQUITY, RELATED STOCKHOLDER
               MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

     The common stock of General Steel Holdings Inc. is listed on the OTC Bulletin Board with the ticker symbol "GSHO." Information regarding the high and low sales prices for the common stock for each quarter of the last two years is as follows:

-------------------- ----------- ----------- ----------- -----------
HIGH AND LOW STOCK     1ST QTR     2ND QTR     3RD QTR     4TH QTR
PRICES
-------------------- ----------- ----------- ----------- -----------
2005
--------------------------------------------------------------------
High                   $2.25       $1.85       $1.75       $1.73
-------------------- ----------- ----------- ----------- -----------
Low                    $0.98       $1.00       $1.21       $1.19
-------------------- ----------- ----------- ----------- -----------
2004
-------------------- ----------- ----------- ----------- -----------
High                   N/A         N/A         N/A         $2.50
-------------------- ----------- ----------- ----------- -----------
Low                    N/A         N/A         N/A         $1.25
-------------------- ----------- ----------- ----------- -----------


     Prior to March 4, 2005, the Company common stock was traded under the name of American Construction Company with the symbol "ACNS."

     As of September 15, 2005, there were approximately 221 holders of record of our common stock.

     Sales of unregistered securities

     The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, 2005 the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date, that is, September 18, 2006 at a price of $2.50 per share and on the second anniversary date, that is, September 18, 2007, at a price of $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure of the Company.

     At the option of the investors the Company may be required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

     Under this private placement, the Company raised $1,765,000 in the aggregate, net of $158,850 paid for commissions for net proceeds of $1,606,150.

                                  LEGAL MATTERS

     We are being represented by Baker & McKenzie LLP, New York, New York in connection with this offering. The validity of the common shares and other legal matters in connection with this offering with respect to Nevada law will be passed upon us by

                                     EXPERTS

     Our consolidated financial statements for the three years in the period ended December 31, 2005, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Moore Stephens Wurth Frazer and Torbet, LLP independent auditors, given on that firm's authority as experts in auditing and accounting.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     Not applicable.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Commodity Price Risk and Related Risks

     In the normal course of its business, General Steel is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products over which we have little or no control. General Steel does not use any derivative commodity instruments to manage the price risk. General Steel's market risk strategy has generally been to obtain competitive prices for its products and allow operating results to reflect market price movements dictated by supply and demand. Based upon an assumed annual production capacity of 200,000 tons, a $1 change in the annual average price would change annual pre-tax profits by approximately $200,000.

     Interest Rate Risk

     At December 31, 2005, General Steel's outstanding debts are short-term and bear interest at fixed interest rates and accordingly are not sensitive to changes in interest rates. We do not use swaps or other interest rate protection agreements to hedge this risk.

     Foreign Currency Exchange Rate Risk

     General Steel's operating unit, Daqiuzhuang Metal, is located in China. The operation purchase, produce and sell all of the steel products domestically. It is subject to the foreign currency exchange rate risk due to the effects of fluctuations in the Chinese Renminbi on revenues and operating cost and existing assets or liabilities. General Steel has not generally used derivative instruments to manage this risk. A 10 percent decrease in the 2005 average Renminbi exchange rate would result in a $457,300 charge to income.



                                 TRANSFER AGENT

Our transfer agent is Pacific Stock Transfer Co. Its address is 500 East Warn Springs Road, Suite 240, Las Vegas, NV 89119.

                             ADDITIONAL INFORMATION

     We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of General Steel Holdings, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public is Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plan, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically on the Commission's home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     We will mail a copy of our audited Annual Report on Form 10-K along with a proxy statement to our shareholders prior to our annual meeting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of General Steel Holdings, Inc.
(Formerly known as American Construction Company)

We have audited the accompanying consolidated balance sheets of General Steel Holdings, Inc. (Formerly known as American Construction Company) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of three years in the period ended December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Steel Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ Moore Stephens Wurth Frazer and Torbet, LLP


Walnut, California
March 24, 2006


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004

                                     ASSETS

                                                                                2005          2004
                                                                            -----------   -----------
CURRENT ASSETS:
    Cash                                                                    $ 8,648,373   $ 5,547,810
    Restricted cash                                                           2,735,583     3,597,480
    Accounts receivable, net of allowance for doubtful accounts of $1,371
      as of December 31, 2005 and December 31, 2004                             993,417       523,398
    Notes receivable                                                              4,960       374,955
    Note receivable - related party                                           2,976,000          --
    Other receivables                                                           109,769       214,905
    Inventories                                                              10,730,941    12,826,561
    Advances on inventory purchases                                          10,716,293    13,469,984
    Advances on equipment purchases                                           1,053,169          --
    Short-term investment                                                        37,200        36,300
    Prepaid expenses - current                                                   64,647          --
                                                                            -----------   -----------
      Total current assets                                                   38,070,352    36,591,393
                                                                            -----------   -----------

PLANT AND EQUIPMENT, net                                                     18,213,872    14,100,324
                                                                            -----------   -----------

OTHER ASSETS:
    Prepaid expenses - non current                                              669,460          --
    Intangible assets - land use right, net of accumulated amortization       2,039,532     2,277,279
                                                                            -----------   -----------
      Total other assets                                                      2,708,992     2,277,279
                                                                            -----------   -----------

        Total assets                                                        $58,993,216   $52,968,996
                                                                            ===========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                        $   823,760   $   293,348
    Short term loans - bank                                                  27,118,800    25,748,800
    Short term notes payable                                                  5,406,400     6,776,000
    Other payables                                                               69,667       400,110
    Other payable - related party                                               980,000     1,011,012
    Accrued liabilities                                                         916,957       393,532
    Customer deposits                                                         1,276,536     2,009,313
    Deposits due to sales representatives                                     1,261,080     1,231,780
    Taxes payable                                                             1,682,330     1,879,615
                                                                            -----------   -----------
      Total current liabilities                                              39,535,530    39,743,510
                                                                            -----------   -----------

SHARES SUBJECT TO MANDATORY REDEMPTION                                        2,115,906          --
                                                                            -----------   -----------



                                       45


      Total liabilities                                                      41,651,436    39,743,510
                                                                            -----------   -----------

MINORITY INTEREST                                                             5,387,026     4,015,108
                                                                            -----------   -----------

SHAREHOLDERS' EQUITY:
    Common Stock, $.001 par value, 75,000,000 shares authorized,
      31,250,000 shares issued and outstanding                                   31,250        31,250
    Paid-in-capital                                                           6,395,617     6,871,358
    Retained earnings                                                         4,287,946     2,152,976
    Statutory reserves                                                          840,753       154,794
    Accumulated other comprehensive income                                      399,188          --
                                                                            -----------   -----------
      Total shareholders' equity                                             11,954,754     9,210,378
                                                                            -----------   -----------

        Total liabilities and shareholders' equity                          $58,993,216   $52,968,996
                                                                            ===========   ===========

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003



                                                    2005            2004            2003
                                                ------------    ------------    ------------

SALES REVENUE                                   $ 89,739,899    $ 87,831,919    $ 57,305,601

COST OF SALES                                     81,165,850      81,613,187      52,804,197
                                                ------------    ------------    ------------

GROSS PROFIT                                       8,574,049       6,218,732       4,501,404

SELLING, GENERAL AND  ADMINISTRATIVE EXPENSES      2,781,070       2,316,699       1,532,033
                                                ------------    ------------    ------------

INCOME FROM OPERATIONS                             5,792,979       3,902,033       2,969,371

OTHER (EXPENSES) INCOME , NET                     (1,600,132)     (1,616,377)       (643,807)
                                                ------------    ------------    ------------

INCOME BEFORE PROVISION FOR INCOME TAXES
     AND MINORITY INTEREST                         4,192,847       2,285,656       2,325,564

PROVISION FOR INCOME TAXES                              --           906,277         767,431
                                                ------------    ------------    ------------

NET INCOME BEFORE MINORITY INTEREST                4,192,847       1,379,379       1,558,133

MINORITY INTEREST                                  1,371,918         464,381         467,440
                                                ------------    ------------    ------------

NET INCOME                                         2,820,929         914,998       1,090,693

OTHER COMPREHENSIVE INCOME:
    Foreign currency translation adjustment          399,188            --              --
                                                ------------    ------------    ------------

COMPREHENSIVE INCOME                            $  3,220,117    $    914,998    $  1,090,693
                                                ============    ============    ============

EARNINGS PER SHARE, BASIC AND DILUTED           $       0.09    $       0.07    $       0.12
                                                ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES                 31,250,000      13,594,890       9,175,000
                                                ============    ============    ============



See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                    Number        Common         Paid-in       Statutory
                                                  of shares        stock         capital        reserves
                                                 -----------    -----------    -----------    -----------
BALANCE, January 1, 2003                           9,175,000    $    10,000    $ 6,892,433    $      --

     Net income
                                                 -----------    -----------    -----------    -----------
BALANCE, December 31, 2003                         9,175,000    $    10,000    $ 6,892,433    $      --

     Net income
     Adjustment to statutory reserve                                                              154,794
     Cash received
     Stock issued for services                        35,000             35            140
     Issuance of common stock to General Steel
        Investment Co., Ltd shareholders
        due to reorganization                     22,040,000         21,215        (21,215)
                                                 -----------    -----------    -----------    -----------
BALANCE, December 31, 2004                        31,250,000    $    31,250    $ 6,871,358    $   154,794

     Net income
     Adjustment to statutory reserve                                                              685,959
     Issuance of redeemable stock                                                 (475,741)
     Foreign currency translation gain
                                                 -----------    -----------    -----------    -----------
BALANCE, December 31, 2005                        31,250,000    $    31,250    $ 6,395,617    $   840,753
                                                 ===========    ===========    ===========    ===========

                                                                                Accumulated
                                                                                  other
                                                   Retained       Stock       comprehensive
                                                   earnings    receivable         income        Totals
                                                 -----------   -----------    -------------   -----------

BALANCE, January 1, 2003                         $   302,079   $   (10,000)   $        --     $ 7,194,512

     Net income                                    1,090,693                                    1,090,693
                                                 -----------   -----------    -------------   -----------
BALANCE, December 31, 2003                       $ 1,392,772   $   (10,000)   $        --     $ 8,285,205

     Net income                                      914,998                                      914,998
     Adjustment to statutory reserve                (154,794)                                        --
     Cash received                                                  10,000                         10,000
     Stock issued for services                                                                        175
     Issuance of common stock to General Steel
        Investment Co., Ltd shareholders
        due to reorganization                                                                        --
                                                 -----------   -----------    -------------   -----------
BALANCE, December 31, 2004                       $ 2,152,976   $      --      $        --     $ 9,210,378

     Net income                                    2,820,929                                    2,820,929
     Adjustment to statutory reserve                (685,959)                                        --
     Issuance of redeemable stock                                                                (475,741)
     Foreign currency translation gain                                              399,188       399,188
                                                 -----------   -----------    -------------   -----------
BALANCE, December 31, 2005                       $ 4,287,946   $      --      $     399,188   $11,954,754
                                                 ===========   ===========    =============   ===========


See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                             2005            2004            2003
                                                                         ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                           $  2,820,929    $    914,998    $  1,090,693
    Adjustments to reconcile net income to cash
     provided by (used in) operating activities:
       Minority Interest                                                    1,371,918         464,380         467,440
       Depreciation                                                         1,053,976         968,332         916,003
       Amortization                                                           289,938         287,090          96,800
       Loss on disposal of equipment                                           25,992          22,947            --
       Stock issued for services                                                 --               175            --
     (Increase) decrease in assets:
       Accounts receivable                                                   (451,095)        (67,757)      1,100,324
       Other receivables                                                      108,860         113,366       2,190,150
       Other receivables - related parties                                       --           459,800            --
       Inventories                                                          2,378,597      (8,024,646)       (709,723)
       Advances on inventory purchases - related party                           --         1,021,824       3,237,005
       Advances on inventory purchases                                      3,042,837      (5,638,504)     (6,321,289)
       Advances on equipments purchases                                    (1,037,881)           --              --
       Prepaid expense - current                                              (63,709)           --              --
       Prepaid expense - non-current                                         (659,742)           --              --
     Increase (decrease) in liabilities:
       Accounts payable                                                       523,624      (1,085,136)        943,579
       Other payables                                                        (364,090)        191,802            --
       Other payables - related party                                         (10,000)      1,011,012      (1,414,526)
       Accrued liabilities                                                    506,214         332,876      (1,086,810)
       Customer deposits                                                     (771,235)      1,095,153      (1,700,867)
       Deposits due to sales representatives                                   (1,222)        369,050        (364,210)
       Taxes payable                                                         (240,347)        223,773         765,098
                                                                         ------------    ------------    ------------
         Net cash provided by (used in) operating activities                8,523,564      (7,339,465)       (790,333)
                                                                         ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in notes receivable                                   373,785         813,899      (1,188,854)
    Increase in note receivable - related party                            (2,932,800)           --              --
    Increase in short term investment                                            --           (24,200)           --
    Additions to equipment                                                   (627,941)       (253,426)     (2,681,103)
    Additions to construction in progress                                  (4,169,895)           --              --
    Cash proceeds from sale of equipment                                        8,552         226,158            --
    Increase in land use right                                                   --              --        (1,902,902)
                                                                         ------------    ------------    ------------
         Net cash provided by (used in) investing activities               (7,348,299)        762,431      (5,772,859)
                                                                         ------------    ------------    ------------



                                       49

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings, net of payments on short term loans - bank                    720,980      11,942,700       3,182,300
    (Payments) Borrowings, net of payments on short term notes payable     (1,515,280)         66,550       2,191,310
    Cash received on stock issuance                                              --            10,000            --
    Cash received on issuance of mandatory redeemable stock                 1,606,151            --              --
    Interest expense accrued on mandatory redeemable stock                     34,014            --              --
                                                                         ------------    ------------    ------------
         Net cash provided by financing activities                            845,865      12,019,250       5,373,610
                                                                         ------------    ------------    ------------

EFFECTS OF EXCHANGE RATE CHANGE IN CASH                                       217,536            --              --
                                                                         ------------    ------------    ------------

INCREASE (DECREASE) IN CASH                                                 2,238,666       5,442,216      (1,189,582)

CASH, beginning of year                                                     9,145,290       3,703,074       4,892,656
                                                                         ------------    ------------    ------------

CASH, end of year                                                        $ 11,383,956    $  9,145,290    $  3,703,074
                                                                         ============    ============    ============


See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Background

On March 7, 2005, General Steel Holdings, Inc. (the Company) formally changed its name from American Construction Company to General Steel Holdings, Inc. The Company through its subsidiary in China principally engages in the manufacturing of hot rolled carbon and silicon steel sheets which are mainly used on tractors, agricultural vehicles and in other specialty markets.

The Company was originally established on August 5, 2002 for the purpose of commencing the business of general construction contracting. It is the Company's objective to provide to its customers timely and durable construction of their residential and commercial needs. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada. We established our subsidiary to enter the residential and commercial construction industry in this market.

To accomplish the above objective the founder of our company, Jeff Mabry established American Construction Company (a Nevada company) on August 5, 2002. American Construction Company then established its subsidiary, West Dee
Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury.

On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd (referred to as General Steel) and Northwest Steel Company, a Nevada corporation, entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel, and it's 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd in exchange for shares of the Company's common stock, of which 22,040,000 shares are a new issuance by the Company, and 7,960,000 shares are from certain shareholders of the Company, which in aggregate, constitute 96% of the total issued and outstanding shares of the Company.

Under the terms of the Agreement, General Steel will remain a 100% owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a) (1) (A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, as of the closing date of the merger own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares to be issued on outstanding options, warrants and other securities convertible into common stock).

The accounting for these transactions is identical to that resulting from a reverse-acquisition, except that no goodwill or other intangible assets is recorded. Accordingly, the financial statements of General Steel Investment Co., Ltd are the historical financial statements of the Company, formerly the operations of Daqiuzhuang Metal Sheet Co., Ltd.



          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Background, continued

Daqiuzhuang Metal Sheet Co., Ltd. (referred to as Daqiuzhuang Metal) was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People's Republic of China (PRC). The Articles of Corporation provides for a 10 year operating term beginning on August 18, 2000 with registered capital of $ 9,583,200. The Company is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America.

Tianjin Long Yu Trading Material Co., Ltd was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang County; P.R.C. Mr. Yu Zuo Sheng has 90% of ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

During January 2004, upon the board directors' approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their interests amounting to 70% to Yang Pu Capital Automotive Investment Limited. Yang Pu Capital Automotive Investment Limited is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu Zuo Sheng.

On May 16, 2004, Company agreed to purchase Yang Pu's 70% equity interest in Daqiuzhuang Metal for the amount of RMB 55.45 million or approximately
$6,709,450. The entire purchase price is to be paid within one year of the new business license being issued which is June 25, 2004. Due to the common ownership by Mr. Yu Zuo Sheng in both General Steel Investment Co., Ltd and Yang Pu Capital Automotive Investment Limited, the Company's board of directors by board resolution dated May 16, 2004 has instructed Mr. Yu Zuo Sheng as the 99.9% shareholder of General Steel on behalf of the Company to remit the total purchase price to Yang Pu from his personal funds. Mr. Yu Zuo Sheng will receive no compensation for completing this transaction nor will General Steel reimburse Mr. Yu Zuo Sheng for the $6,709,450. As of December 31, 2004, Mr. Yu Zuo Sheng has paid the entire purchase price to Yang Pu. Because the entities have essentially the same owner, Mr. Yu Zuo Sheng and the entities are under common control, the transfer of ownership is accounted for at historical costs under guidance of SFAS No. 141. The Company received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004.

The purchase of Yang Pu's 70% equity interest and the issuance of the Company's common stock have been accounted for as a reverse acquisition presented as a recapitalization, except no goodwill or the intangible assets are recorded.

Based on the Company's Plan of Merger with General Steel, the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets which are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies

Basis of presentation
---------------------

The consolidated financial statements of General Steel Holdings, Inc. reflect the activities of the following subsidiaries:

                                                                      Pecentage
          Subsidiary                                                Of Ownership
-----------------------------------------------------------------   ------------
General Steel Investment Co., Ltd.         British Virgin Islands       100.0%
Tianjin Daqiuzhuang Metal Sheet Co., Ltd   P.R.C.                        70.0%


The consolidated financial statements have been presented as if the Agreement and Plan of Merger of the subsidiary occurred during the year of 2003 due to common management and ownership.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of General Steel Investment Co., Ltd and Tianjin Daqiuzhuang Metal Sheet Co., Ltd (collectively the "Company"). All material intercompany transactions and balances have been eliminated in the consolidation.

Revenue recognition
-------------------

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign currency translation
----------------------------

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People's Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.



          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2 - Summary of significant accounting policies, continued

Foreign currency translation, continued

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $399,188, $0 and $0 as of December 31, 2005, 2004 and 2003, respectively. The balance sheet amounts with the exception of equity at December 31, 2005 were translated at 8.06 RMB to $1.00 USD as compared to 8.26 RMB at December 31, 2004. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the years ended December 31, 2005, 2004 and 2003 were 8.18 RMB, 8.26 RMB and 8.26 RMB, respectively.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 3% residual value. The depreciation expense for the years ended December 31, 2005, 2004 and 2003 amounted to $1,053,976, $968,332 and $916,003, respectively.

Estimated useful lives of the assets are as follows:
                                                                      Estimated
                                                                     Useful Life
                                                                     -----------
Buildings                                                            10-30 years
Machinery and equipment                                              8-15 years
Other equipment                                                      5-8 years
Transportation equipment                                             10-15 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company's plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to buildings and equipment are capitalized.

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2005, the Company expects these assets to be fully recoverable.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies, continued

Plant and equipment, net, continued
-----------------------------------

Plant and equipment consist of the following at December 31:

                                                          2005          2004
                                                       -----------   -----------
Buildings and improvements                             $ 5,391,378   $ 5,089,350
Transportation equipment                                   485,699       240,847
Machinery                                               12,752,995    12,294,697
Construction in progress                                 4,231,318          --
                                                       -----------   -----------
              Totals                                    22,861,390    17,624,894
Less accumulated depreciation                            4,647,518     3,524,570
                                                       -----------   -----------
              Totals                                   $18,213,872   $14,100,324
                                                       ===========   ===========

Use of estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and concentration of risk
------------------------------

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People's Republic of China and Hong Kong. Total cash (including restricted cash balances) in these banks at December 31, 2005 and 2004, amounted to $11,446,120 and $9,256,618, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted Cash
---------------

The Company through its bank agreements is required to keep certain amounts on deposit that are subject to withdrawal restrictions and these amounts are $2,735,583 and $3,597,480 as of December 31, 2005 and 2004, respectively.

Inventories
-----------

Inventories are stated at the lower of cost or market using weighted average method. Inventories consisted of the followings at December 31,




          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies, continued

Inventories, continued
----------------------

                                                          2005          2004
                                                       -----------   -----------
Supplies                                               $ 1,524,332   $   706,737
Raw materials                                            1,195,022     8,416,473
Finished goods                                           8,011,587     3,703,351
                                                       -----------   -----------
Totals                                                 $10,730,941   $12,826,561
                                                       ===========   ===========


Inventories consist of supplies, raw materials and finished goods. Raw materials consist primarily of iron and steel used in production. The cost of finished goods included direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production such as assembling, shipping and handling costs are also included in the cost of inventory. No work in process inventory existed at December 31, 2005 and 2004, as all inventory in process was completed and transferred to finished goods prior to the physical inventory count. The Company reviews its inventory annually for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of December 31, 2005 and 2004, the Company has determined that no reserves are necessary.

Financial instruments
---------------------

Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Intangible assets
-----------------

All land in the People's Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a "land use right" (the Right) to use the land. The Company has acquired land use rights during the years ending in 2000 and 2003 for a total amount of $2,870,902. The Company has the right to use this land for 50 years. As of December 31, 2005, 2004 and 2003, accumulated amortization amounted to $902,550, $593,623 and $306,533. The cost of these rights is being amortized over ten years using the straight-line method.



          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies, continued

Intangible Assets, continued
----------------------------

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2005, the Company expects these assets to be fully recoverable.

Total amortization expense for the years ended December 31, 2005, 2004 and 2003, amounted to $289,938, $287,090 and $96,800 respectively.

Shares subject to mandatory redemption
--------------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both
Liabilities and Equity". FAS 150 establish classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of FAS 150 must be classified as liabilities within the Company's Consolidated Financial Statements and be reported at settlement date value. The provisions of FAS 150 are effective for (1) instruments entered into or modified after May 31, 2003, and (2) pre-existing instruments as of July 1, 2003. In November 2003, through the issuance of FSP 150-3, the FASB indefinitely deferred the effective date of certain provisions of FAS 150, including mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities.

The Company issued new redeemable stock during the quarter ended September 30, 2005. The net present value of the settlement date value is as a liability in the accompanying financial statements.

Income taxes
------------

The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. There are no deferred tax amounts at December 31, 2005 and 2004.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.



          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies, continued

Income taxes, continued
-----------------------

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.

In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Under the Income Tax Laws of PRC, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region where it allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.

The Company's subsidiary, Daqiuzhuang Metal Sheet Co., Ltd., became a Chinese Sino-foreign equity joint venture at the time of the merger on October 14, 2004 and it became eligible to receive tax benefit. The company has income tax exemption for the years ended December 2005 and 2006 and 50% income tax reduction for the years ended December 31, 2007, 2008 and 2009.

The provision for income taxes for the period ended December 31 consisted of the following:


                                               2005         2004         2003
                                            ----------   ----------   ----------
Provision for China Income Tax              $     --     $  823,888   $  661,914
Provision for China Local Tax                     --         82,389      105,517
                                            ----------   ----------   ----------
      Total provision for income taxes      $     --     $  906,277   $  767,431
                                            ==========   ==========   ==========



          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2 - Summary of significant accounting policies, continued

Income taxes, continued

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the years ended December 31:

                                              2005         2004          2003
                                           ---------    ---------     ---------
U.S. Statutory rates                            34.0%        34.0%         34.0%
Foreign income not recoginized in USA          (34.0)       (34.0)        (34.0)
China income taxes                             --            33.0          33.0
                                           ---------    ---------     ---------
      Total provision for income taxes         --            33.0%         33.0%
                                           =========    =========     =========


The estimated tax savings for the year ended December 31, 2005 amounted to $1,056,377. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.09 to $0.06.

Value Added Tax
---------------

Enterprises  or  individuals  who  sell   commodities,   engage  in  repair  and
maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company's finished products can be used to offset the VAT due on sales of the finished product.

Taxes payable consisted of the followings:


                                                            2005         2004
                                                         ----------   ----------
VAT taxes payable                                        $1,290,982   $1,000,259
Income taxes payable                                        385,510      861,798
Misc taxes                                                    5,838       17,558
                                                         ----------   ----------
Total                                                    $1,682,330   $1,879,615
                                                         ==========   ==========




          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements
-----------------------------------------

In March 2004, the FASB issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. Management does not currently believe adoption will have a material impact on the Company's financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The Company's adoption of SFAS No. 151 is not currently expected to have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), "Share-Based Payment", which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee's requisite service period for the option. Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company's adoption of SFAS No. 123(R) is not currently expected to have a material impact on the Company's financial position or results of operations.



          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements, continued

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on the Company's financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company's fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 replaces APB No. 20 ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company's first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2 - Summary of significant accounting policies, continued

Recently issued accounting pronouncements, continued
----------------------------------------------------

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.


          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 3 - Earnings Per Share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

Under SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", entities that have issued mandatory redeemable shares of common stock or entered into forward contracts that require physical settlement by repurchase of a fixed number of the issuer's equity shares of common stock in exchange for cash shall exclude the common shares that are to be redeemed or repurchased in calculating basic and diluted earnings per share. Thus the 1,176,665 shares described in note 17 have been excluded from the earnings per share calculation.

The weighted average number of shares used to calculate EPS for the years ended December 31, 2005 (31,250,000), 2004 (13,594,890) and 2003 (9,175,000) reflect only the shares outstanding for those periods.

Note 4 - Supplemental disclosure of cash flow information

Interest paid amounted to $1,785,558, $1,463,385 and $748,829 for the years ended December 31, 2005, 2004 and 2003, respectively.

Income tax payments amounted to $490,431, $489,800 and $428,117 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 5 - Notes receivable and note receivable - related party

Notes receivable represents trade accounts receivable due from various customers where the customers' bank has guaranteed the payment of the receivable. This amount is non-interest bearing and is normally paid within three to six months. The Company has the ability to submit their request for payment to the customer's bank earlier than the scheduled payment date. However, the Company will incur an interest charge and a processing fee when they submit the payment request early. The Company had $4,960 and $374,955 outstanding as of December 31, 2005 and 2004, respectively.

The note receivable from related party represents a note issued by the Company to a related party, Yang Pu Automotive Investment Limited, for business purpose on November 15, 2005. The note is in the amount of RMB 24,000,000, translated to $2,976,000, for one year with an interest rate at 7% and due at maturity.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6 - Prepaid Expenses

Prepaid expenses at December 31, 2005 consisted of the followings:

                                           Current      Long-term       Total
                                         -----------   -----------   -----------
Rent                                     $    44,640   $   262,136   $   306,776
Land Use Right                                20,007       407,324       427,331
                                         -----------   -----------   -----------
      Total                              $    64,647   $   669,460   $   734,107
                                         ===========   ===========   ===========


The Company rented a dormitory for its employees during 2005. The rent is for ten years starting on January 1, 2006 at RMB 90,000 per quarter or RMB 360,000 per year. The Company's prepayment at December 31, 2005 amounted to RMB 2,474,000 or $306,776.

The Company also entered into another rental agreement on July 21, 2005 to rent the land use right for its manufacture expansion. The total amount of the rental is RMB 8,067,400 for a period of 50 years starting on September 1, 2005. The Company made a prepayment of RMB 3,500,000 during 2005 and prepaid balance remained at December 31, 2005 amounted to RMB 3,446,217 or $427,331.

Note 7 - Advances on inventory purchases

Advances on inventory purchases are monies deposited or advanced to outside vendors or related parties on future inventory purchases. Due to the high shortage of steel in China, most of the Company's vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis.

This amount is refundable and bears no interest. The Company has a legal binding contract with their vendors for the guarantee deposit, which is to be returned to the Company at the end of the contract. The inventory is normally delivered within one month after the monies has been advanced. The total outstanding amount was $10,716,293 and $13,469,984 as of December 31, 2005 and 2004,
respectively.

Note 8 - Other payable - related party

The Company has a short term loan from Golden Glister Holdings Limited. Golden Glister Holdings Limited is incorporated in the territory of the British Virgin Islands which our president Yu Zuo Sheng is the majority shareholder. The amount was loaned to General Steel Investment Co., Ltd for business operations. The Company had $980,000 and $990,000 outstanding on this loan as of December 31, 2005 and 2004, respectively. This amount is short-term and is non interest bearing.



          See report of independent registered public accounting firm.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 9 - Short term loans - bank

Short term loans - bank represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks.
The Company had a total of $27,118,800 and $25,748,800 short term bank loans with various banks as of December 31, 2005 and 2004, respectively and consisted of the following:

                                                                 2005          2004
                                                             -----------   -----------
Loan from China Bank, JingHai Branch, due
  November 2006.  Monthly interest only payment at
  6.138% per annum, secured by equipment
  and property                                               $ 1,116,000   $ 1,185,800


Loans from Agriculture Bank, DaQiuZhuang Branch, due
  various dates from March to October 2006
  Monthly interest only payments ranging from
  from 6.975% to 7.533% per annum, guaranteed by an
  unrelated third party and secured by property and
  equipment                                                   10,068,800    10,648,000

Loan from Construction Bank of China, JinHai Branch, due
  August 15, 2006.  Monthly interst only payment at
  7.4604% per annum, secured by properties                     1,004,400     1,089,000

Loans from ShangHai PuFa Bank, due various dates from
  March to November 2006. Monthly interest only
  payments ranging from 6.417% to 6.696% per annum,
  guaranteed by an unrelated third party                       6,200,000     6,050,000

Loans from China Merchants Bank, due various dates from
  June 2006 to September 2006. Quarterly interest only
  payments, annual interest rate of 5.859% to 5.86%,
  guaranteed by an unrelated third party                       8,060,000     6,050,000

Loan from Construction Bank of China, due August 21, 2006
  Monthly interest only payment at 7.4604% per annum,
  guaranteed by an unrelated third party                         669,600       726,000
                                                             -----------   -----------
                 Totals                                      $27,118,800   $25,748,800
                                                             ===========   ===========

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10 - Short term notes payable

The Company has the following short term notes payable outstanding as for December 31, 2005 and 2004:
                                                            2005         2004
                                                         ----------   ----------
China Bank, Jing Hai Branch, various amounts, due
  May 2006, restricted cash required of 50% of loan
  amount, guaranteed by the Company                      $1,438,400   $1,694,000

Agricultural Bank of China, various amounts, due dates
  ranging between January and June 2006,
  restricted cash required of 50% of loan amount,
  guaranteed by the Company and an unrelated
  third party                                             1,488,000    2,057,000

Daqiuzhuang Industrial and Commercial Bank,
  restricted cash required of 30% of loan amount,
  guaranteed by the Company                                    --        605,000

ShangHai PuFa Bank, due May 2006, restricted
  cash required of 50% of loan balance, guaranteed
  by an unrelated third party                             2,480,000    2,420,000
                                                         ----------   ----------
          Totals                                         $5,406,400   $6,776,000
                                                         ==========   ==========


Total interest expense for the years ended December 31, 2005, 2004 and 2003 on all debt amounted to $1,719,351, $1,463,385 and $632,957, respectively.

Note 11 - Customer deposits

Customer deposits represent amounts advanced by customers on product orders. The product normally is shipped within six months after receipt of the advance payment and the related sale is recognized in accordance with the Company's revenue recognition policy. As of December 31, 2005 and 2004, customer deposits amounted to $1,276,536 and $2,009,313, respectively.

Note 12 - Deposits due to sales representatives

The Company has entered into agreements with various entities to act as the Company's exclusive sales agent in a specified area. These exclusive sales agents must meet certain criteria and are required to deposit a certain amount of money with the Company. In return the sales agents receive exclusive sales rights to a specified area and discounted prices on products they order. These deposits bear no interest and are required to be returned to the sales agent once the agreement has been terminated. The Company had $1,261,080 and $1,231,780 in deposits due to sales representatives outstanding as of December 31, 2005 and 2004, respectively.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13 - Major customers and suppliers

The Company has 5 major customers which represent approximately 37% and 47% of the Company's total sales for the years ended December 31, 2005 and 2004 respectively.

For the years ended December 31, 2005 and 2004, the Company purchases approximately 85% and 86%, respectively, of their raw materials from four major suppliers.

Note 14 - Minority interest

Minority interest represents the outside shareholders' 30% interest in Tianjin Daqiuzhuang Metal Sheet Co., Ltd

Note 15 - Other expenses and income, net

Other income and expense for the years ended December 31 consist of the following:

                                          2005           2004           2003
                                      -----------    -----------    -----------
Finance/interest expense              $(1,824,394)   $(1,572,189)   $  (638,493)
Interest income                           230,103
Other nonoperating income                  12,494        137,169
Other nonoperating expense                (18,335)      (181,357)        (5,314)
                                      -----------    -----------    -----------
Total other expense                   $(1,600,132)   $(1,616,377)   $  (643,807)
                                      ===========    ===========    ===========


Note 16 - Reclassifications

Certain amounts for the years ended December 31, 2004 and 2003 in the accompanying financial statements have been reclassified to conform to the 2005 presentation. These reclassifications have no effect on net income or cash flows.

Note 17 - Private offering of redeemable stock

The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, 2005, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition, two warrants are attached to each share of common stock and each warrant gives the warrant holder the right to purchase an additional share of common stock or a total of 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 17 - Private offering of redeemable stock, continued

At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

In accordance with SFAS no. 150, the Company has recorded this stock issuance as a liability in the financial statements due to the mandatory redemption provision. The shares have been recorded at the net present value of the stock using a discount interest rate of 6.5%. The following table shows the carrying value of the shares subject to mandatory redemption:


Total liability of mandatory redeemable common stock
  1,176,665 shares at $1.95 per share                               $ 2,294,497

Interest expense to accrue over the next 18 months                     (212,606)
                                                                    -----------
Net present value at Sept 30, 2005                                    2,081,891

Interest accrued between Oct - Dec 2005                                  34,015
                                                                    -----------
Carry value at Dec 31, 2005                                         $ 2,115,906
                                                                    ===========



Interest expense will be accrued over the next 15 months and interest expense accrued for the year ended December TTED] 2005 amounted to $34,015.

Under this private offering, the Company raised a total of $1,765,000 and received net proceeds of $1,606,150 net of $158,850 of commissions paid. The difference between the net present value of redeemable stock on September 30, 2005 and the net proceeds, which is $475,741, was recorded as decrease in paid-in capital.

Note 18 - Retirement plan

Regulations in the People's Republic of China require the Company to contribute to a defined contribution retirement plan for all employees. All Joint Venture employees are entitled to a retirement pension amount calculated based upon their salary at their date of retirement and their length of service in accordance with a government managed pension plan. The PRC government is responsible for the pension liability to the retired staff.

The Joint Venture is required to make contributions to the state retirement plan at 20% of the employees' monthly salary. Employees are required to contribute 7% of their salary to the plan. Total pension expense incurred by the Company amounted to $236,730 and $0 for the years ended December 31, 2005 and 2004, respectively.






          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 19- Statutory reserves

The laws and regulations of the People's Republic of China require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include surplus reserve fund, common welfare fund, and the enterprise fund.

Surplus reserve fund
--------------------

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company's registered capital.

The transfer to this reserve must be made before distribution of any dividend to shareholders. For the year ended December 31, 2005, the Company transferred $457,306, representing 10% of the year's net income determined in accordance with PRC accounting rules and regulations, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund
-------------------

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. For the year ended December 31, 2005, the Company transferred $228,653, representing 5% of the year's net income determined in accordance with PRC accounting rules and regulations, to this reserve. This fund can only be utilized on capital items for the collective benefit of the Company's employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders.

Enterprise fund
---------------

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the company did not make any contribution to this fund during 2005.

          See report of independent registered public accounting firm.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 20 - Joint venture agreement with Baotou Steel

On September 28, 2005, General Steel Investment Co., Ltd., a wholly owned subsidiary of General Steel Holdings, Inc., entered into a certain Baotou-GSHI Special Steel Joint Venture Agreement (the "Agreement") with Da Qiu Zhuang Metal Sheet Co., Ltd., and Baotou Iron and Steel (Group) Co., Ltd., a limited liability company formed under the laws of the People's Republic of China (the "Baotou Steel"). The name of the joint venture will be Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:
                                                                     % Ownership
                                                                     -----------
Baotou Iron and Steel (Group) Co.,Ltd.                                   49%
General Steel Investment Co., Ltd.                                       31%
Da Qiu Zhuang Metal Sheet Co., Ltd                                       20%

Baotao Steel shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture. As of December 31, 2005, the Company has not received the approval from the Local Chinese authority.





          See report of independent registered public accounting firm.


                       Supplementary Financial Information
                                                                      General Steel Holdings, Inc.
                                                                       Supplementary Information
                                                                      For The Three Months Ended
                                          ----------------------------------------------------------------------------------
                                            9/30/2005     6/30/2005     3/31/2005     9/30/2004     6/30/2004     3/31/2004
                                           -----------   -----------   -----------   -----------   -----------   -----------
Net sales                                  $26,032,015   $25,290,342   $20,698,733   $23,790,719   $20,227,033   $14,263,117
Gross profit                               $ 2,652,309   $ 3,842,038   $ 1,870,181   $ 3,182,675   $ 1,020,846   $ 1,093,135

Net income before extraordinary item and   $   782,213   $ 1,266,027   $   306,444   $   538,708   $   184,454   $   154,232
cumulative effect of a change in
accounting
Net income                                 $   782,213   $ 1,266,027   $   306,444   $   538,708   $   184,454   $   154,232
Earning per share                          $      0.04   $      0.04   $      0.01   $      0.02   $      0.01   $      0.01


                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS
----------------------------------

Our Articles of Incorporation do not speak to indemnification of directors and officers and therefore the Nevada Revised Statutes will govern when a director, officer or any person will be entitled to be indemnified by the Company. Our company has not adopted any bylaws to govern indemnification of directors, officers and other persons at the date of this registration statement.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
----------------------------------

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee                                                   $   747.87
Accounting and Audit Fees                                    $10,000.00
Legal Fees and Expenses                                      $30,000.00
Printing and Engraving Expenses (includes EDGAR service      $ 1,500.00



RECENT SALES OF UNREGISTERED SECURITIES
----------------------------------

(a)  Securities issued and sold:

     1. On August 5, 2002 we issued 5,100,000 common shares, having $0.001 par value per share, to Jeff Mabry, the Director of the Company for $5,100 pursuant to Regulation D Rule 506 of the Securities Act of 1933.

     2. On June 2, 2003, we accepted and executed subscription agreements that sold the following shares, having $0.001 par value per share, to the following persons, at an offering price of $0.001 per share for gross offering proceeds of $4,075 USD, pursuant to Regulation D Rule 506 of the Securities Act of 1933. For this offering we offered our shares of common stock to a limited number of offerees, with whom we had a pre-existing relationship. Each person purchasing our shares of common stock who we reasonably believed was not an accredited investor (as that term is defined by the provisions of Rule 501(a), received from us that information specified by the provisions of Rule 502(b). Additionally, we reasonably believe that each such person either alone or with his or her purchaser representative (as that term is defined by the provisions of Rule 501(h)), has such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of a purchase of our common shares.

     3. The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95. Under this private offering, the Company raised total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150.

(b)  Underwriters and Other Purchasers.
     Not applicable

(c)  Consideration
     See (a) above.

(d)  Exemption from Registration Claimed.
     See (a) above.

EXHIBITS
-------------

A.   Exhibits

EXHIBIT NO.                DESCRIPTION
-----------                -----------

*3.1              Articles of  Incorporation  of General  Steel  Holdings,  Inc.
                  (incorporated by reference to the registration statement on Form SB-2, filed with the Commission on June 6, 2003.)

**5.1             Legal opinion of Baker & McKenzie LLP.

**5.2             Legal opinion of *, Nevada counsel to the Company.

*21.1             List of Subsidiaries of the Registrant.

*23.1 Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants

*24.1             Power of attorney (included on signature page)

(*documents filed with this registration statement; ** Documents to be filed by amendment).

B.   Financial Statement Schedules

All schedules are omitted because they are not applicable or the required formation is shown in our consolidated financial statements and related notes attached to the prospectus.

UNDERTAKINGS
-----------

(1) The undersigned Registrant hereby undertakes to.

(2) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

     (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional changed material information on the plan of distribution.

(3) For determining liability under the Securities Act, treat each such post-effective amendment as anew registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.

(4) File a post-effective amendment to remove from registration any of the securities, which remain unsold at the end of the offering.

(5) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons controlling the registrant pursuant to the foregoing previsions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We will file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on the date specified below.

     Dated: May 3, 2006


                                    GENERAL STEEL HOLDINGS, INC

                                    By: /s/ YU Zuo Sheng
                                    --------------------------------------------
                                    Name:  YU Zuo Sheng
                                    Title: Chief Executive Officer and President

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of General Steel Holdings, Inc., do hereby constitute and appoint YU Zuo Sheng acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and went shall do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE                           DATE

/s/ YU Zuo Sheng        President and Chief Executive Officer        May 3, 2006
-----------------
YU Zuo Sheng

/s/ CHEN John           Director and Chief Financial Officer         May 3, 2006
-----------------
CHEN John

/s/ WANG Guo Dong       Director                                     May 3, 2006
-----------------
WANG Guo Dong

/s/ ZHAO Sheng Guo      Director and Chief Engineer                  May 3, 2006
-----------------
ZHAO Sheng Guo

/s/ TIAN Lian Hui       Director                                     May 3, 2006
-----------------
TIAN Lian Hui

/s/ WARNER, Ross        Director                                     May 3, 2006
-----------------
WARNER, Ross

/s/ WONG, John          Director                                     May 3, 2006
-----------------
WONG, John

                                  EXHIBIT INDEX

                          GENERAL STEEL HOLDINGS, INC.

     The following exhibits are included as part of this Registration Statement.

EXHIBIT NO.                DESCRIPTION

*3.1              Articles of  Incorporation  of General  Steel  Holdings,  Inc.
                  (incorporated by reference to the registration statement on Form SB-2, filed with the Commission on June 6, 2003.)

**5.1             Legal opinion of Baker & McKenzie LLP.

**5.2             Legal opinion of *, Nevada counsel to the Company.

*21.1             List of Subsidiaries of the Registrant.

*23.1 Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants

*24.1             Power of attorney (included on signature page)

(*documents filed with this registration statement; ** Documents to be filed by amendment).